UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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LENNOX INTERNATIONAL INC.
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April 3, 2024

Dear Stockholders:

It is my pleasure to invite you to the 2024 Annual Meeting of Stockholders of Lennox International Inc. (NYSE: LII) (the “Annual Meeting”), which will be held virtually at 10:30 a.m., Central Daylight Time, on Thursday, May 16, 2024. Details regarding admission to the online meeting and the business to be conducted are provided in the accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement.

On behalf of the management team and our Board of Directors, I want to thank you for being a Lennox stockholder. Thanks to the efforts of our talented employees and the loyalty of our customers, relentless execution of our Lennox transformation strategy in 2023 yielded significant financial successes even as we navigated challenging residential end-markets. We successfully implemented the new minimum energy efficiency regulatory change, improved our factory production, built supply chain resiliency, and initiated our pricing excellence programs. In addition, we simplified our portfolio with the sale of our European businesses and improved our lifecycle value proposition by acquiring AES, a provider of installation services, adapter curbs, and reclaim services. As we step into 2024, we carry positive momentum and remain committed to overcoming end-market uncertainties through disciplined execution.

The accompanying Notice of 2024 Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the Annual Meeting. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy by Internet, telephone, or mail, pursuant to the instructions on your Notice or Proxy Card. We encourage you to vote by Internet or telephone as those methods offer the most convenience. Please use the website or telephone number shown on your Notice or your Proxy Card to vote.

All of us at Lennox are tremendously proud of our 2023 accomplishments. Thank you for being a Lennox stockholder. We hope you can join us at the Annual Meeting.

Sincerely,

Todd J. Teske

Chair of the Board

NOTICE OF 2024 ANNUAL MEETING OF

STOCKHOLDERS

Meeting Information
DATE AND TIME Thursday, May 16, 2024 | 10:30 a.m., Central Daylight Time
LOCATION Virtual Meeting. You must register in advance at www.proxydocs.com/LII to attend. After registering, you will receive further instructions by email, including a unique link to access the 2024 Annual Meeting.

Agenda	Board Recommendation
Proposal 1 To elect three Class II directors for a three-year term expiring at the 2027 Annual Meeting of Stockholders	FOR each director nominee
Proposal 2 To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement	FOR
Proposal 3 To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2024 fiscal year	FOR
Transact any other business that may properly come before the 2024 Annual Meeting in accordance with the terms of our Bylaws

Voting Methods Available to You
INTERNET Visit the website on your Proxy Card	BY MAIL Mark, sign, date, and return your Proxy Card in the postage-paid envelope	Your vote is important. Please submit your proxy or voting instructions as soon as possible
TELEPHONE Call the number on your Proxy Card	DURING THE MEETING You must register in advance at www.proxydocs.com/LII to virtually attend and vote during the 2024 Annual Meeting	Who May Vote Our stockholders of record at the close of business on March 25, 2024 are entitled to notice of, and to vote at, the 2024 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the for the Stockholder Meeting to be Held on May 16, 2024:

The Proxy Statement, Proxy Card, and Annual Report on Form 10-K for the fiscal year ended December 31, 2023 accompany this Notice and are available at www.lennox.com and www.proxydocs.com/LII.

By Order of the Board of Directors, John D. Torres Corporate Secretary

-i-

Virtual Annual Meeting Date and Time

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (NYSE: LII) (the “Company,” “Lennox,” “LII,” “us,” “we,” or “our”) will be held on Thursday, May 16, 2024 at 10:30 a.m., Central Daylight Time (“CDT”), in a virtual-only meeting format, using live webcast, which provides stockholders the ability to participate in the annual meeting, vote their shares, and ask questions. You will not be able to attend the Annual Meeting in person.

We began mailing or making available this Proxy Statement and the accompanying Notice of 2024 Annual Meeting of Stockholders, Proxy Card, and Annual Report on Form 10-K to our stockholders on or about April 3, 2024 for the purpose of soliciting proxies on behalf of our Board of Directors (the “Board”).

Benefits of a Virtual Annual Meeting

The virtual-only meeting format enhances stockholder access to the Annual Meeting by enabling stockholder attendance and participation from anywhere in the world, without cost. We believe that the virtual-only meeting format gives stockholders the opportunity to exercise the same rights as if they had attended an in-person meeting and encourages communication with our Board and management.

Attendance at the Virtual Annual Meeting

Only stockholders of record and beneficial owners of shares of our common stock as of the close of business on March 25, 2024, the record date, may attend and participate in the Annual Meeting, including voting and submitting questions to be answered at the Annual Meeting. At the close of business on the record date, there were 35,622,124 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

To attend the Annual Meeting, you must register in advance at www.proxydocs.com/LII using the control number located on your Proxy Card, Notice of Internet Availability of Proxy Materials, or voting instruction form. Upon completing your registration, you will receive further instructions by email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions to be answered at the Annual Meeting. If you are a beneficial owner of shares registered in the name of a broker, bank, or other nominee, as part of the registration process, you will also need to provide the registered name on your account and the name of your broker, bank, or other nominee.

The Annual Meeting will start promptly at 10:30 a.m, CDT. Stockholders may begin to log in to the Annual Meeting 15 minutes prior to the start time. If you encounter any difficulties accessing the virtual Annual Meeting platform, including any difficulties voting, you may call the technical support number that will be included in your instructional email.

Questions at the Virtual Annual Meeting

Our Annual Meeting allows stockholders to submit questions before and during the Annual Meeting. After the votes are tabulated for each of the proposals, there will be a designated question and answer period where we will respond to questions submitted by stockholders. We will answer as many questions as time permits, and any questions that we are unable to address during the Annual Meeting will be answered following the Annual Meeting.

If we receive substantially similar questions, to avoid repetition we will group those questions together and provide a single response. Questions regarding personal matters or matters not relevant to the Annual Meeting will not be answered. We will also post questions submitted by stockholders and our answers on our website for a period of 60 days following the Annual Meeting.

Matters to be Voted On

At the Annual Meeting, you will be asked to vote on three proposals. Our Board recommends you vote “for” each of the director nominees in Proposal 1 and “for” Proposals 2 and 3. The proposals to be voted on at the Annual Meeting are:

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the “stockholder of record” with respect to those shares. If you are a stockholder of record, we sent our proxy materials directly to you. If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials will be forwarded to you by your broker or bank, which is considered the stockholder of record with respect to those shares. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.

About Lennox

Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems.

2023 Financial Highlights

Key Markets

With high-efficiency ratings and the latest innovative, mobile technology, our home heating and cooling equipment for the residential replacement and new construction markets in the United States and Canada provide the ultimate in comfort and climate control. Our product lines include air conditioners, furnaces, heat pumps, comfort controls, and indoor air quality equipment.	We provide indoor comfort solutions and services plus refrigeration systems for office buildings, schools, supermarkets restaurants, retail establishments, and other light commercial applications in North America. Products include packaged rooftop units, curb adaptors, split systems, chillers, commercial controls, indoor air quality systems, coolers, condensing units, packaged systems, and related equipment.

Differentiations

*See appendix for reconciliation to GAAP performance.

Our Core Values

Recognition

Sustainability

Across Lennox, we are dedicated to progressing our commitment to sustainability for the benefit of our stakeholders. We are proud of the continuous advancements we make in efficient climate-control solutions for our customers. We also champion diversity and inclusion not only across our business, but in the communities where we live and work. The steps we take today towards bettering our planet, communities and all other stakeholders will positively impact the long-term sustainability of our business.

More Information @ www.lennox.com

SASB Reporting aligned with Sustainability Accounting Standards Board	TCFD Reporting aligned with Task Force on Climate-related Financial Disclosures	EEO-1 Report demographic breakdown of workforce by race & gender

The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any of our other filings with the SEC.

Governance Highlights

Our management team and the Board are focused on serving the long-term interests of Lennox’s stockholders. The Board’s primary responsibility is the oversight of the Company’s management team, and the Board has a number of measures in place to continually enhance Board composition, efficiency, and effectiveness, demonstrated through the following:

Independent Board Chair	Mandatory Board Retirement age: 75

Majority Voting (with carve-out in case of contested elections)	Key Committees 100% independent (Audit, Compensation, and Governance (nominating) Committees)

No Directors Attended Less than 75% of Meetings	Anti-Hedging and Pledging Policies

Board is 88.9% independent (8 out of 9 directors)	No Material Related-Party Transactions

Board is 33.3% female (3 out of 9 directors)	3 Independent Board Members added in the last 5 yrs

Regularly Scheduled Executive Sessions of non-management directors	Succession Planning annually for key executives; CEO Succession Plan overseen by Compensation Committee

Women hold key Board leadership positions (Governance (nominating) Committee & Public Policy Committee chairs)	Robust Stock Ownership Guidelines (5x retainer for Directors; 6x annual base salary for CEO; and 3x annual base salary for executive vice presidents)

No Poison Pill	One Class of Voting Stock

Annual Self-Evaluation by the Board and its committees and individual evaluation for nominees	No Overboarding (directors not permitted to serve on more than four other public company boards)

Directors

Name	Age	Start Date	Background	Indep.	Committee Memberships				Other Public Company Boards
					AC	BGC	CHRC	PPC

Class II

Sherry L. Buck	60	2019	CFO, W.L. Gore & Associates		F

Gregory T. Swienton	74	2010	Former Chairman and CEO, Ryder System, Inc.		C,F

Todd J. Teske	59	2011	Chairman of the Board Former Interim CEO, Lennox International Inc. Former Chair, President and CEO, Briggs & Stratton Corporation		F

Class III

Janet K. Cooper	70	1999	Former SVP and Treasurer, Qwest Communications International Inc.		F	C

Alok Maskara	53	2022	Chief Executive Officer, Lennox International Inc.	CEO					Franklin Electric Co., Inc.

Sivasankaran Somasundaram	58	2024	President and CEO, ChampionX						ChampionX

Class I

John W. Norris, III	66	2001	Co-Founder, Maine Network Partners

Karen H. Quintos	60	2014	Former EVP and Chief Customer Officer, Dell Technologies Inc.					C	Cummins Inc.

Shane D. Wall	59	2020	Former Chief Technology Officer and Global Head HP Labs of HP Inc.				C

AC – Audit Committee; BGC – Board Governance Committee; CHRC – Compensation & Human Resources Committee;

PPC – Public Policy Committee; C – Chair; F – Financial expert

Board Composition

Our directors bring a well-rounded variety of experience and skills and represent a mix of deep knowledge of the Company and fresh perspectives. The experience and skills that the Board considers in evaluating its membership, and which inform Board succession planning and our director nomination processes, are highlighted in the following table. The table also identifies which directors have particularly strong experience and skills in the areas described below. Further information about each individual director is set forth in the director biographies in this Proxy Statement.

Director Skills and Experience

Financial/Accounting Finance & financial accounting expertise, including experience as a financial officer, accounting officer, controller, accountant, or auditor

Executive Leadership Experience as a C-Suite executive of a public company

Manufacturing/Distribution Experience managing large scale manufacturing or distribution operations

Environmental Sustainability/Climate-Related Risks Experience in environmental sustainability/ climate-related risks

ERM Experience in enterprise risk management, including identifying, assessing & managing significant risks

Human Capital Management Experience establishing and leading compensation and benefit programs, career development programs & diversity & inclusion efforts

Marketing/Sales Experience growing market share and revenue through a variety of go-to-market channels

Cybersecurity Work experience or a certification in cybersecurity or experience in security architecture

Innovation/Technology Experience in engineering, design & technology innovation

Strategic Planning/Oversight Experience in strategic planning, developing business strategies & mergers & acquisitions in large organizations operating in multiple geographies

Other Board Demographics

Person of Color

White/Caucasian

Gender Identification (Male/Female/Other)	F	F	M	M	F	M	M	M	M

Board Oversight

The Board and its Committees have oversight of important topics, as shown below, and are highly engaged in working through issues and discussing plans in both formal and informal meetings.

Area of Board Oversight	Full Board	Public Policy	Audit	Board Governance	Comp & HR

Shareholder Rights

Executive Compensation

Accounting & Tax Transparency

Board Composition & Diversity

Risk Management

Business Ethics & Compliance

Public Policy

Cybersecurity & Data Privacy

Product Efficiency & Innovation

Energy Management

Waste Management

Refrigerant Management

Climate Change

Water Stewardship

Product Lifecycle Management & Materials Sourcing

Culture & Values

Employee Health & Safety

Employee Diversity, Inclusion & Engagement

Pay Equity

Employee Training & Development

Benefits & Pension

Product Safety

Supply Chain

Community Involvement & Charitable Giving

Strategy

Anti-Corruption

Proposals Requiring Your Vote

Proposal 1

Election of Directors

Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board is currently fixed at nine members, divided into three classes, with each class serving a three-year term.

Upon the recommendation of the Board Governance Committee, the Board has nominated three Class II directors for re-election of a three-year term expiring at the 2027 Annual Meeting of Stockholders. The Board has nominated the directors using the process and criteria described in the “Corporate Governance—Board of Directors— Director Nomination Process and Nominee Criteria” section of this Proxy Statement.

For each director and director nominee, we have included a biographical description below that includes the specific experience, attributes, and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time in light of our business and structure.

If you do not wish to vote your shares for any particular nominee, you may withhold your vote. If any director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.

The Board has nominated the following directors for re-election as Class II directors for three-year terms expiring at the 2027 Annual Meeting of Stockholders:

Sherry L. Buck

Class II

Independent Director

Age 60

Director since 2019

Committees

Audit – Financial Expert

Public Policy

Skills

Financial Accounting

Executive Leadership

Manufacturing/Distribution

ERM

Human Capital Management

Strategic Planning/Oversight

Experience

•   Chief Financial Officer, W.L. Gore & Associates Inc., a multinational advanced materials company providing solutions for medical device, fabric laminates, aerospace, pharmaceuticals, mobile electronics, and other applications across diverse industries (2021 – present).

•   Senior Vice President and Chief Financial Officer, Waters Corporation, a specialty measurement company serving the life, materials, and food sciences industries (2017 – 2020).

•   Vice President, Chief Financial Officer, Libbey Inc., a global manufacturer and marketer of glass tableware products (2012 – 2016).

•   Senior finance and operating leadership roles, Whirlpool Corporation, a leading global appliance manufacturer (1993 – 2012).

•   Director, Overseas Accounting and Internal Audit Manager, TransWorld Airlines, a major airline (1988 – 1992).

•   Senior Auditor, Price Waterhouse, a public accounting firm (1985 – 1988).

Education

•   B.S. in Accounting, University of Missouri

Key Qualifications

Ms. Buck contributes extensive financial and leadership experience gained from her long tenure as a CFO. She adds industry expertise through her positions in large global manufacturing companies.

Gregory T. Swienton

Class II

Independent Director

Age 74

Director since 2010

Committees

Audit – Financial Expert & Chair

Compensation and Human Resources

Skills

Financial/Accounting

Executive Leadership

Manufacturing/Distribution

Sustainability

ERM

Human Capital Management

Marketing/Sales

Cybersecurity

Innovation/Technology

Strategic Planning/Oversight

Experience

•   Retired; Adviser (2013 – 2015); Executive Chairman (2013); Chairman (2002 – 2013); Chief Executive Officer (2000 – 2013); and President and Chief Operating Officer (1999 – 2000), Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions.

•   Senior Vice President for various business units, Burlington Northern Santa Fe Corporation (BNSF), a freight transportation company (1995 – 1999).

•   Executive Vice President-Intermodal Business Unit, Burlington Northern Railroad Company, a predecessor of BNSF (1994 – 1995).

•   Executive Director-Europe and Africa (1991 – 1994) and Managing Director—Western and Eastern Europe (1988 – 1990), DHL Worldwide Express, a global logistics and international shipping company.

•   Regional Vice President, DHL Airways, Inc., a division of DHL (1982 – 1988).

•   Various national account, sales, and marketing positions, AT&T and Illinois Bell Telephone Company, related telecommunications companies (1971 – 1982).

Other Professional Experience and Community Involvement

•   Director, CRST/Hillcrest Holding, a privately-held transportation and logistics company.

•   Director, L3 Harris Technologies, Inc., a publicly-traded supplier of communications and information technology products (2000 – 2019).

•   Chairman of the Board of Trustees, St. Thomas University, a private university in Miami, Florida (2001 – 2013).

•   Past recipient of National Safety Council’s highest honor, the Green Cross for Safety medal, in recognition of career-long commitment to workplace safety.

Education

•   B.B.A., Loyola University of Chicago

•   M.B.A., University of Chicago

Key Qualifications

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution, experience in growth initiatives, and supply chain innovations from his executive leadership at transportation companies.

Todd J. Teske

Class II

Independent Chair

Age 59

Director since 2011

Committees

Audit – Financial Expert

Public Policy

Skills

Financial/Accounting

Executive Leadership

Manufacturing/Distribution

Sustainability

ERM

Human Capital Management

Marketing/Sales

Cybersecurity

Innovation/Technology

Strategic Planning/Oversight

Experience

•   Independent Board Chair (2022 – present).

•   Interim CEO (March 23, 2022 – May 9, 2022).

•   Lead Independent Director (2015 – 2022).

•   Chair, President, and Chief Executive Officer (2010 – 2020); President and Chief Operating Officer (2008 – 2009); Executive Vice President and Chief Operating Officer (2005 – 2008); and other senior-level positions including President of its power products business, head of corporate development and Controller (1999 – 2005), Briggs & Stratton Corporation, a manufacturer of gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories.

•   Briggs & Stratton filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in July 2020. In September 2020, Briggs & Stratton was acquired and exited bankruptcy.

Other Professional Experience and Community Involvement

•   Director, Badger Meter, Inc., a publicly-traded leading innovator, manufacturer and marketer of flow measurement and control products (2009 – 2020).

•   Licensed CPA.

Education

•   B.S. in Accounting, University of Wisconsin Oshkosh

•   Masters of Management, Northwestern University Kellogg School of Management

Key Qualifications

Mr. Teske brings extensive executive leadership, corporate governance, and industry experience as a former manufacturing-company CEO to his service as Chair of the Board. As well, as a former corporate controller, Mr. Teske contributes knowledge in the areas of finance and accounting.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE ABOVE NOMINEES.

The following Class III directors’ terms will continue until the 2025 Annual Meeting of Stockholders:

Janet K. Cooper

Class III

Independent Director

Age 70

Director since 1999

Committees

Audit – Financial Expert

Board Governance (Chair)

Skills

Financial/Accounting

Executive Leadership

Sustainability

ERM

Cybersecurity

Innovation/Technology

Strategic Planning/Oversight

Experience

•   Retired; Senior Vice President and Treasurer, Qwest Communications International Inc. (“Qwest”), a telecommunications carrier (2002 – 2008).

•   Chief Financial Officer and Senior Vice President, McDATA Corporation, a global leader in open storage networking solutions (2001 – 2002).

•   Senior Vice President, Finance, Qwest (2000 – 2001).

•   Various senior level finance positions, including Vice President, Finance and Controller, and Vice President and Treasurer, US West Inc., a regional Bell operating company and predecessor of Qwest (1998 – 2000).

•   Various capacities, including Vice President, Treasurer and Tax and Vice President, Treasurer, the Quaker Oats Company, an American food conglomerate (1978 – 1998).

Other Professional Experience and Community Involvement

•   Director, The Toro Company, a manufacturer of equipment for turf and landscape maintenance, snow and ice management, underground utility construction, rental, and specialty construction (1994 – 2024).

•   Trustee, Rose-Hulman Institute of Technology, an engineering and technology college (2015 – present).

•   Director, CPI Aerostructures, Inc., a publicly-traded aircraft component manufacturer (2019 – 2020).

•   Director, Resonant Inc., a publicly-traded software, intellectual property, and services platform for filter designs for radio frequency front ends (2014 – 2019).

•   National Association of Corporate Directors (NACD) Leadership Fellowship.

•   Diligent Climate Leadership Certificate program.

Education

•   B.S. in Math/Computer Science & Economics, University of Illinois Urbana-Champaign

•   M.S. in Applied Math, University of Illinois Urbana-Champaign

•   M.B.A., University of Chicago Booth School of Business

Key Qualifications

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director. Her leadership roles on boards and management teams of U.S. public companies allow her to provide valuable insight as Chair of our Board Governance Committee.

Alok Maskara

Class III

Director

Age 53

Director since 2022

Skills

Executive Leadership

Manufacturing/Distribution

ERM

Human Capital Management

Marketing/Sales

Cybersecurity

Innovation/Technology

Strategic Planning/Oversight

Experience

•   President and Chief Executive Officer (2022 – present).

•   Chief Executive Officer and Director, Luxfer Holdings PLC, a publicly-traded international industrial company focused on advanced materials (2017 – 2022). He spearheaded the company’s transformation, led value-enhancing acquisitions and partnerships, and drove growth in profitability.

•   President, Global Business Units, Pentair PLC, a leading provider of water treatment and sustainable applications, including its former Technical Solutions segment with over $2 billion in revenue (2008 – 2017).

•   General Manager, Residential & Commercial Water, General Electric, a high-tech industrial company (2004 – 2008), which included significant experience in Lean Manufacturing.

•   Engagement Manager, McKinsey and Company, a global management consulting firm (2000 – 2004), advising businesses on industrial turnarounds and driving growth through customer insights and segmentation.

Other Public Company Boards

•   Franklin Electric Co., Inc., a publicly-traded global leader in the production and marketing of systems and components for the movement of water and automotive fuels.

Education

•   B.Tech in Chemical Engineering, Indian Institute of Technology

•   M.S. in Chemical Engineering, University of New Mexico

•   M.B.A., Northwestern University Kellogg School of Management

Key Qualifications

Mr. Maskara has extensive experience in the areas of management, finance, accounting, manufacturing, and corporate governance. As CEO, he has a deep understanding of Lennox’s core businesses and end market dynamics. He successfully guided the company through the “Recover and Invest” phase of our Self-Help Transformation Plan and set the foundation for growth and expansion in the next phases. With his guidance, the team executed the turnaround of the commercial segment, increased margins through strategic pricing initiatives, and refreshed the company’s culture with a focus on accountability.

Sivasankaran (“Soma”)

Somasundaram

Class III

Independent Director

Age 58

Director since 2024

Committees

Board Governance

Compensation and Human

Resources

Skills

Executive Leadership

Manufacturing/Distribution

Sustainability

ERM

Human Capital Management

Innovation/Technology

Strategic Planning/Oversight

Experience

•   Director, President & Chief Executive Officer, Champion X, a publicly-traded global leader in chemistry solutions, artificial lift systems, and highly engineered equipment and technologies, and a spin-off of Dover Corporation (2018 – present).

•   President and Chief Executive Officer, Energy Segment (2013 – 2018); Executive Vice President, Energy Segment (2012 – 2013); Executive Vice President, Dover Fluid Management (2010 – 2011); President, Fluid Solutions Platform (2008 – 2010); and other executive leadership roles (2004 - 2008), Dover Corporation, an American conglomerate manufacturer of industrial products.

•   Various global leadership roles at GL&V Inc., a global mining, industrial, pulp and paper technology solutions supplier (2002 – 2004).

•   Various global leadership roles at Baker Hughes Inc., an Energy products & technology company (1996 – 2002).

Other Professional Experience and Community Involvement

•   Director, Magellan Midstream Partners, L.P. a publicly-traded energy pipeline operator (2022 – 2023).

•   Member, National Petroleum Council, a federally chartered advisory committee.

•   Named a “2022 Most Admired CEO” by the Houston Business Journal.

•   2022 recipient, Energy Workforce & Technology Council DEI Champion Award.

Education

•   B.S., Mechanical Engineering, Anna University

•   M.S., Industrial Engineering, University of Oklahoma

Key Qualifications

Mr. Somasundaram brings a depth of business, executive leadership, transformative growth strategies, operational, talent development, mergers & acquisitions, and strategic development experience to the Board, including his service as President and Chief Executive Officer of ChampionX Corporation since 2018 and before that, four years as President and Chief Executive Officer of Dover Energy, a segment of Dover Corporation, a public company. With his strong executive leadership and his technical experience and degrees in both Industrial and Mechanical Engineering, he is uniquely positioned to assist the Board in assessing and managing the types of risks and opportunities faced by the Company. Mr. Somasundaram’s international experience also adds a valuable global perspective to the Board, having lived and worked in India, Germany, Singapore, and Australia.

The following Class I directors’ terms will continue until the 2026 Annual Meeting of Stockholders:

John W. Norris, III Class I Independent Director Age 66 Director since 2001 Committees Compensation and Human Resources Public Policy Skills Sustainability Strategic Planning/Oversight

Experience

•   Founding Chairman of two philanthropic collaboratives, the Environmental Funders Network and Climate Change Funders Forum, both focused on strategically aligning resources to address climate adaptation and mitigation strategies in Maine (2005 – present).

•   Co-founder of Maine Network Partners, an organization supporting grassroots leaders and non-profit organizations in developing collaborative solutions to achieve greater impact (2007 – 2021).

•   Program Officer - Rural Tourism Development, Northern Forest Center (2006 – 2007).

•   Associate Director of Philanthropy, Maine Chapter of The Nature Conservancy (2001 – 2005).

•   Co-Founder and President of Borealis, Inc., an outdoor products manufacturer (1988 – 2000).

•   Peace Corps in Jamaica, small business development (1985 – 1987).

•   Graduate School Intern, Lennox Industries Inc. (a subsidiary of the Company) (1983).

•   Senior Credit Analyst, Fort Worth National Bank (1980 – 1982).

Other Professional Experience and Community Involvement

•   Director (2019 – present) and Chair (2020 – present), Camp Chippewa for Boys.

•   Trustee (2008 – 2018) and Chair (2016 – 2018), Maine Chapter of the Nature Conservancy.

•   Director, Northern Forest Canoe Trail (2013 – 2016).

•   Director, Maine Philanthropy Center (2005 – 2011).

•   Director, Maine Wilderness Guides Organization (2005 – 2011).

•   Director, Cape Elizabeth Education Foundation (2006 – 2009).

•   Director, Center for Cultural Exchange (2004 – 2005).

•   Completed Economist course on Climate Change and Business: Sustainability, Risk and the Push for Net Zero (2022).

Education

•   B.B.A. in Finance and Economics, Texas Christian University

•   M.B.A. in Organizational Behavior and Strategy, University of Michigan

Key Qualifications

Mr. Norris contributes substantial experience and knowledge on climate risk and environmental issues, benefitting the Company in its sustainability journey. Mr. Norris also provides organizational development insights from founding both non-profit and for-profit companies.

Karen H. Quintos

Class I

Independent Director

Age 60

Director since 2014

Committees

Board Governance

Public Policy (Chair)

Skills

Executive Leadership

Manufacturing/Distribution

Sustainability

ERM

Marketing/Sales

Strategic Planning/Oversight

Experience

•   Retired; Executive Vice President and Chief Customer Officer, including responsibility for ESG and Diversity (2016 – 2020); Senior Vice President and Chief Marketing Officer (2010 – 2016); Vice President of Public Sector Marketing and North America Commercial (2008 – 2010); and other executive roles in services, support, and supply chain management (2000 – 2008), Dell Technologies Inc., a technology leader that provides essential infrastructure for organizations to build their digital future, transform IT, and protect their most important information.

•   Vice President, Operations & Technology, Citigroup North America Inc., a financial services corporation (1997 – 2000).

•   Director of Packaging (1996 – 1997) and Director of Global Supply Chain Management (1993 – 1996), Merck & Co., a pharmaceutical company.

Other Public Company Boards

•   Cummins Inc., a global power technology leader that designs, engineers, manufactures, distributes, and services engines and related technologies.

Other Professional Experience and Community Involvement

•   Board of Trustees, Pennsylvania State University.

•   Chair of the Board of Visitors of Pennsylvania State University Smeal’s College of Business, where she was a 2014 recipient of the Smeal College of Business’ highest honor, the Distinguished Alumni Award.

•   Director, the National Center for Missing and Exploited Children.

•   Director, TGEN (Translational Genomics Research Institute).

Education

•   B.S. in Supply Chain Management, Pennsylvania State University

•   M.B.A. in Marketing and International Business, New York University

Key Qualifications

Ms. Quintos’ supervisory experience in the areas of marketing, branding, communications, sustainability, operations, and supply chain management brings broad knowledge of these issues to the Board.

Shane D. Wall

Class I

Independent Director

Age 59

Director since 2020

Committees

Board Governance

Compensation and Human

Resources (Chair)

Skills

Executive Leadership

Manufacturing/Distribution

ERM

Marketing/Sales

Cybersecurity

Innovation/Technology

Strategic Planning/Oversight

Experience

•   Retired; Special Advisor to Chief Executive Officer (2020 – 2023); Chief Technology Officer and Global Head (2015 – 2020), HP Labs of HP Inc., a global information technology company.

•   Chief Technology Officer and Senior Vice President of Printing and Personal Systems, Hewlett-Packard Company, a predecessor of HP Inc. (2012 – 2015).

•   Several senior technology and general management positions, Intel Corporation, a technology company (1998 – 2012).

•   Co-Founder and Chief Technology Officer of PrintPaks, a spin-out of Hewlett-Packard Company (1995 – 1998).

•   Various engineering and management roles, Hewlett-Packard Company (1986 – 1995).

Other Professional Experience and Community Involvement

•   Partner, Fusion Fund, an early stage venture capital firm focused on industrial, enterprise, and healthcare technologies.

•   Senior Advisor and Board Member, Arsenal Capital Partners, a specialized private equity firm focused on specialty industrials and healthcare.

Education

•   B.S. in Computer Engineering, Oregon State University

Key Qualifications

An experienced former Chief Technology Officer, Mr. Wall contributes extensive technology and cybersecurity experience, as well as meaningful experience in executive leadership and diverse business development within large global companies.

Proposal 2 Advisory Vote to Approve the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), we are asking our stockholders to vote to approve the compensation of our Company’s NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is an advisory vote on the resolution below and is not binding. Although the vote is non-binding, the directors value stockholders’ opinions and will consider the voting results of this proposal when making future compensation decisions. Say-on-Pay advisory votes are currently conducted annually. Our next advisory vote on the frequency of Say-on-Pay votes is expected to take place at our annual meeting of stockholders in 2029.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market-competitive NEO compensation program to reward successful execution of its business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. The program seeks to achieve these goals on both an annual and long-term basis through an appropriate combination of base pay, annual incentives, and long-term incentives.

For our NEOs, the majority of compensation in a typical year is both stock-based and contingent on performance. The annual incentive payout is based on Company financial performance metrics of core net income, free cash flow, and revenue, and for NEOs who are business segment leaders, a combination of Company and business segment performance. Our long-term incentives generally include: (1) performance share units, which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and core net income growth; (2) stock appreciation rights, which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders; and (3) restricted stock units, which are designed to support our retention efforts. As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, in 2023 the Compensation and Human Resources Committee made the decision to move our annual long-term incentive program grant date from December of each year to three trading days after our fourth quarter earnings release, so no equity awards were granted to the NEOs in the 2023 fiscal year.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include stock ownership guidelines; a prohibition on hedging and pledging of Company stock; clawback policies; and post-employment restrictive covenants. These policies are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In 2023, the Company posted record highs for revenue and earnings per share, while navigating challenging residential end-markets. Highlights of our 2023 performance include the following:

•	Revenue up 6% to approximately $5.0 billion;

•	Operating profit margin up 195 basis points to 15.9%, while adjusted segment profit margin was up 300 basis points to 17.9%;

•	Net income up 19% to 590 million and adjusted net income up 26% to $641 million;

•	GAAP diluted earnings per share up 19% to $16.54, while adjusted diluted earnings per share was up 27% to $17.96;

•	Operating cash flow up 144% to $736 million;

•	One-year total stockholder return of 90%, three-year total stockholder return of 70%, and five-year total stockholder return of 118%; and

•	Quarterly dividends resulted in approximately $153 million cash paid to stockholders.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2023. For non-GAAP results, see reconciliation in Appendix A. All total stockholder return calculations assume reinvestment of dividends.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE COMPENSATION OF THE NEOs AS DISCLOSED IN THIS PROXY

STATEMENT.

Proposal 3 Ratification of the Appointment of KPMG LLP as Our Independent Registered Public Accounting Firm for the 2024 Fiscal Year

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2024 fiscal year. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for the rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP will be present at the Annual Meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the Annual Meeting if he or she desires to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE 2024 FISCAL YEAR.

Audit and Non-Audit Fees

The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2023	2022

Audit Fees (1)	$ 3,752	$ 3,308

Audit-Related Fees (2)	–	–

Tax Fees (3)	17	33

Total	3,769	3,341

(1)

Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting, and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.

(2)	Represents fees billed for assurance and consultative related services.
(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the Securities and Exchange Commission (the “SEC”). For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chair. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chair’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2022 and 2023 were pre-approved by the Audit Committee.

Audit Committee Report

The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors, and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to the conformity of these financial statements with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2023 with the Company’s management and with the Independent Accountants; (2) discussed with the Independent Accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and (3) received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with the Independent Accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Submitted by the Audit Committee of the Board:

Gregory T. Swienton (Chair)

Sherry L. Buck

Janet K. Cooper

Todd J. Teske

Corporate Governance

Board of Directors

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation and Human Resources, Board Governance, and Audit Committees consist exclusively of independent directors as defined under the NYSE listing standards, the Exchange Act, and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Applying these standards, the Board has determined that all of our Board members are independent, except Alok Maskara, our Chief Executive Officer (“CEO”). All of the members of the Board’s Compensation and Human Resources, Board Governance, and Audit Committees are independent directors (see the table under “Board Committees” below).

In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered that (a) Mr. Teske served as Interim CEO of the Company for less than two months from March 23, 2022 to May 9, 2022 and (b) during 2023, Mr. Wall served as a special advisor to the CEO of HP Inc., which provides computer equipment and related items to the Company in the ordinary course of business. The Board affirmatively determined that no director had a material relationship with the Company despite these facts.

Board Meetings and Leadership Structure

Mr. Teske serves as independent Chair of the Board. As independent Chair, Mr. Teske, among other things, presided at all meetings of the Board, including executive sessions of the independent directors, served as liaison between the CEO and the independent directors, assisted in planning agendas for Board meetings, and advised on the presentation of information provided to the Board.

The Board met eight times in 2023. All directors attended more than 75% of the total number of all meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the Annual Meeting. All of the individuals serving as directors at the time of our 2023 Annual Meeting of Stockholders attended our 2023 Annual Meeting of Stockholders, and we expect all current directors to attend the 2024 Annual Meeting.

Board Committees

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees, copies of which are available on our website at www.lennox.com by following the links “Investors — Corporate Governance — Documents & Charters.” Each of these Board committees is led by a different independent director and all members of our Board committees are independent directors.

The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy

Sherry L. Buck

Janet K. Cooper			*

Alok Maskara

John W. Norris, III

Karen H. Quintos					*

Sivasankaran Somasundaram

Gregory T. Swienton		*

Todd J. Teske

Shane D. Wall				*

*	Committee Chair

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention, and oversight of our Independent Accountants.

The Board has determined that each Audit Committee member is independent, as independence is defined for audit committee members by the SEC and the NYSE. The Board has also determined that each Audit Committee member is “financially literate” as defined by the NYSE, has accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Audit Committee met nine times in 2023.

Board Governance Committee

The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct applicable to our Company, and overseeing the evaluation of our Board and each of the Board’s committees. The Board Governance Committee also conducts an individual peer review for any directors who are scheduled to be re-nominated. The Board has determined that each member of the Board Governance Committee is independent as independence is defined by the NYSE. The Board Governance Committee met five times in 2023.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This Committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The Committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors, and investment managers under those plans. The Committee may delegate its responsibilities to a subcommittee comprised of Committee members.

Although the Committee seeks input from the CEO on various elements of executive compensation, the Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO and Board compensation; however, the Committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the Committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the Committee is independent as defined for compensation committee members by the NYSE. The Board has also determined that each member of the Committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act. The Committee met five times in 2023.

The Committee’s charter authorizes the Committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting, or other advisors. For 2023, the Committee retained Pearl Meyer. Pearl Meyer does not provide any other services to the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by Pearl Meyer. The Committee has concluded that Pearl Meyer’s work does not raise any conflicts of interest that require disclosure under applicable SEC regulations.

Public Policy Committee

The Public Policy Committee is responsible for overseeing the Company’s (a) actions in furtherance of corporate environmental and social responsibilities and other sustainability issues of significance to investors and other key Company stakeholders and (b) health and safety issues. The Board has determined that each Public Policy Committee member is independent as defined by the NYSE. The Public Policy Committee met four times in 2023.

Director Nomination Process and Nominee Criteria

The Board is responsible for nominating candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates. We strive to maintain a well-rounded Board with a diversity of experience, functional expertise, and industry knowledge. Required qualifications for Board membership vary according to the particular areas of expertise, experience and skills being sought to complement the existing Board composition at the time of any vacancy.

According to our Corporate Governance Guidelines, the Board Governance Committee considers the following factors in evaluating candidates, in addition to other factors that the Board Governance Committee deems relevant:

•	Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability, and high performance standards;

•

Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints, and experience in international markets and strategic planning;

•	Independence: compliance with the standards contained in the NYSE listing standards, the Exchange Act, and any other applicable laws or regulations regarding independence;

•

Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability, and willingness to represent the stockholders’ long- and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies, and the communities in which we operate and willingness to advance his or her opinions;

•	Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and

•	Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

Our Corporate Governance Guidelines specifically state that the Board believes in the value of Board diversity and is committed to developing a diverse pool of potential candidates for Board service. Consequently, when nominating new directors, the Board will seek the best qualified candidates. To achieve a high performing Board, diversity is essential, including diversity of professional experience, race, ethnicity, gender, age, and cultural background. The Board and the Board Governance Committee will consider race, ethnicity, and gender diversity when developing a pool of potential candidates for future Board service. Our current Board reflects this effort. Among other things, three of the Company’s directors are female, and two of the Company’s directors are racially diverse.

In addition, we believe that diversity with respect to tenure is important to benefit from both fresh perspectives and deep experience and knowledge of our Company and our business. Therefore, we aim to maintain an appropriate balance of tenure among our directors. In furtherance of its succession planning responsibility, the Board has appointed almost half of its directors (four new directors) since 2019. The average tenure of our directors is 10.11 years.

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy or the size of the Board may be reduced. The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates.

Stockholder Nominations for Director

A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting of stockholders and must appear at the annual meeting of stockholders to nominate such person. The Nominating Stockholder must include a written consent from its proposed director nominee. The proposed director nominee must also represent and agree that he or she (1) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (2) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director, and (3) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders. However, if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.

Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Other Information – Stockholder Proposals for the 2025 Annual Meeting of Stockholders”), and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require the proposed director nominee to furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than 60 calendar days prior to the first anniversary date of this year’s Annual Meeting. Accordingly, for the 2025 Annual Meeting of Stockholders, we must receive such notice no later than March 17, 2025. If the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 calendar days from the anniversary of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Stockholders or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made.

Communications with Directors

Stockholders and all other interested parties may send written communications to the Board by email to investor@lennox.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.

Communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls, or auditing-related complaints or concerns will be directed to the Chair of the Audit Committee.

Risk Management

While the Board oversees the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees on its assessment of strategic, operational, legal and compliance, information security, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

Enterprise Risk Management

In 2023, our Enterprise Risk Management program, identifying and addressing risk, was presented to the full Board twice. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure.

Compensation Risk

The Board reviews the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. All of the Company’s material incentive compensation plans are reviewed at least annually. Based on these reviews, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. See “Executive Compensation — Compensation Discussion and Analysis” for more information about the design of our compensation program and risk mitigation compensation practices we have incorporated into our compensation program, including stock ownership guidelines and our Clawback Policy.

Other Corporate Governance Policies and Practices

Code of Business Conduct

The Company has adopted a Code of Ethics (which we call our Code of Business Conduct) that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Business Conduct covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Business Conduct as it pertains to the principal executive officer, principal financial officer, and principal accounting officer, if any, will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at www.lennox.com by following the links “Investors — Corporate Governance — Documents & Charters.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at www.lennox.com by following the links “Investors — Corporate Governance — Corporate Governance Guidelines.”

Insider Trading Policy

The Company has adopted an insider trading policy and procedures designed to promote compliance with insider trading laws. This policy is available on the Company’s website at www.lennox.com by following the links “Investors — Corporate Governance — Documents & Charters.”

Executive Session Meetings

The non-management directors of our Board, all of whom are independent, meet regularly in executive session without the presence of management. In 2023, the independent Chair of the Board chaired the executive session meetings of our independent directors.

Whistleblower Procedures

The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters. The Company’s Code of Business Conduct prohibits retaliation against employees who report violations or suspected violations of the Code of Business Conduct.

Director Compensation

Our non-employee director compensation program uses a combination of cash and equity awards to provide market-competitive compensation to members of our Board.

Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.

In 2023, at the recommendation of the Committee, the Board made the decision to (1) change the annual equity portion of non-employee director compensation from restricted stock unit awards with 3-year cliff vesting to common stock awards and (2) change the timing of annual equity grants from December to May, following the Annual Meeting. The Board believes the timing and form of these awards aligns with market-competitive compensation and practices.

As a result of the timing change, there were no equity awards delivered to non-employee directors during 2023.

2023 Annual Compensation

In 2023, we provided the following annual retainers, which are paid in quarterly installments to members of our Board.

Board Retainer for Each Director	Board Leadership Retainers

$105,000 payable quarterly in cash with the option to receive a portion in Company common stock.	• Chair of the Board: • Audit Chair: • Compensation and Human Resources Chair: • Board Governance Chair: • Public Policy Chair:	$ $ $ $ $	150,000 20,000 15,000 15,000 10,000

No equity awards were delivered to non-employee directors during 2023.

Equity Awards

Non-employee directors receive 100% of their equity award in the form of common stock under the 2019 Equity and Incentive Compensation Plan. In 2024, each non-employee director continuing in service following the Annual Meeting will receive $150,000 in common stock on the date of the Annual Meeting.

Perquisites and Other Compensation

We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We also reimburse all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, each non-employee director is required to own shares of our common stock having a value of at least five times their annual retainer within five years after their first election to the Board. Directors must retain their shares until they have met their ownership requirement. Unvested RSUs and shares of common stock owned count towards this requirement.

As of December 31, 2023, all non-employee directors were in compliance with these stock ownership guidelines.

2023 Director Compensation Table

The following table provides information regarding compensation earned in 2023 by each non-employee director who served as a non-employee director during 2023.

Name	Fees Earned ($)(1)	Stock Awards ($)	Total ($)

Sherry L. Buck	105,000	—	105,000

Janet K. Cooper	120,000	—	120,000

John W. Norris, III	105,000	—	105,000

Karen H. Quintos	115,000	—	115,000

Kim K.W. Rucker	120,000	—	120,000

Gregory T. Swienton	125,000	—	125,000

Todd J. Teske	255,000	—	255,000

Shane D. Wall	105,000	—	105,000

(1)	In 2023, all of the non-employee directors elected to receive their retainer in cash.

The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2023. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2023 (# of shares)

Sherry L. Buck	998

Janet K. Cooper	998

John W. Norris, III	998

Karen H. Quintos	998

Kim K.W. Rucker	998

Gregory T. Swienton	998

Todd J. Teske	998

Shane D. Wall	998

Executive Compensation

Compensation Discussion and Analysis

2023 CD&A At-A-Glance

This Compensation Discussion and Analysis (“CD&A”) reviews the philosophy, objectives, and elements of our executive compensation program, and describes the 2023 compensation of our named executive officers (“NEOs”). It also describes the process followed by the Compensation and Human Resources Committee (the “Committee”) for making pay decisions, as well as its rationale for specific pay decisions for 2023 executive compensation.

In 2022 and 2023, the Company implemented significant NEO compensation design changes in response to stockholder outreach efforts, including:

Concerns we heard:	Actions taken:

Retention equity granted in 2021, including lack of performance criteria and shorter vesting provisions.	Amidst the Company’s leadership transition in 2021, the Company granted one-time, first-ever retention awards to NEOs. The Company has no plans of granting similar awards in the future.

Single-trigger equity vesting in change-in-control (CIC) agreements. Legacy excise tax gross-ups in CIC agreements.	In 2022, the Company terminated existing CIC agreements with NEOs and adopted a CIC severance plan, which includes double-trigger equity vesting and eliminates excise tax gross-ups for all employees. The plan also reduces cash severance payable to the CEO & NEOs and eliminates enhanced pension benefits.

Similar metrics for short-term and long-term incentive plans.	The Company added a revenue metric to the 2023 short-term incentive plan.

Lack of formal stock holding requirements.	Effective 2022, the Company revised its executive stock ownership requirements to require NEOs to retain net shares (after tax withholdings) until they have met the ownership requirement. The Company also increased the minimum stock ownership requirement for the CEO to six times annual base salary.

Following these important changes to our executive compensation programs, at our 2023 Annual Meeting of Stockholders, the advisory vote to approve the compensation of the Company’s NEOs received the approval of over 97% of the stockholders voting for or against this proposal. The Committee considered this vote to represent strong overall support for our NEO compensation program, and it did not make any changes to our executive compensation policies or practices that were significantly driven by the results of the vote.

Our business continued to strengthen in 2023 with the Company delivering year-over-year revenue growth of 6% in challenging residential end-markets. Record Company performance in 2023 resulted in STI and LTI payouts above target with a strong pay-for-performance relationship resulting in total shareholder return (“TSR”) of 90%. Operating profit margin was up 195 basis points and adjusted segment profit margin was up 300 basis points; net income increased 19% to $590 million and adjusted net income increased 26% to $641 million; and operating cash flow increased 144% to $736 million. For non-GAAP results, see reconciliation in Appendix A.

In 2024, the Company adopted new segment names to better reflect the growth opportunities of our portfolio. Our Residential Segment will now become Home Comfort Solutions and our Commercial Segment will become Building Climate Solutions. More information about our 2023 business achievements, and the resulting compensation actions taken by the Committee are summarized below.

2023 Named Executive Officers (“NEOs”)

NEO	Title

Alok Maskara	President and Chief Executive Officer (“CEO”)

Joseph W. Reitmeier(1)	Executive Vice President and Chief Financial Officer (“CFO”)

Joseph F. Nassab	Executive Vice President and President, Building Climate Solutions

Daniel M. Sessa	Executive Vice President and Chief Human Resources Officer

John D. Torres	Executive Vice President, Chief Legal Officer, and Corporate Secretary

Douglas L. Young(2)	Former Executive Vice President and President, Residential Heating & Cooling

(1)	Mr. Reitmeier retired from Lennox on February 29, 2024.

(2)	Mr. Young retired from Lennox on June 30, 2023.

Leadership Transitions

On October 23, 2023, Joseph W. Reitmeier, Executive Vice President and Chief Financial Officer, notified the Company of his decision to retire as Chief Financial Officer effective December 31, 2023. Thereafter, Mr. Reitmeier continued to serve as Executive Vice President, with no changes to his compensation package, to assist in the Chief Financial Officer leadership transition until his retirement from the Company effective February 29, 2024.

Effective January 1, 2024, Michael Quenzer, who previously served as Vice President, Financial Planning & Analysis and Investor Relations, succeeded Mr. Reitmeier as Executive Vice President and Chief Financial Officer of the Company. Mr. Quenzer served in his prior role since January 2023. Prior to that, he was the chief financial officer for the Company’s Commercial Segment from November 2016 until January 2023. Mr. Quenzer has served in various capacities of increasing responsibility within the Company’s Finance department since 2004.

In November 2022, the Company announced the retirement of Doug Young, the long-standing President of our Residential Segment, effective June 30, 2023, and the appointment of Gary Bedard as President of our Residential Segment, effective January 1, 2023. Mr. Young’s availability during the first half of 2023 helped ensure a seamless transition that maintained momentum on critical initiatives across the Residential Segment.

Executive Summary

The Company’s executive compensation program is designed to attract, retain, and motivate leadership talent, align with short- and long-term business goals, maintain market competitiveness and increase stockholder value by maintaining a strong alignment between pay and performance.

Highlights of our 2023 financial performance and the linkage between executive compensation and financial performance are set forth below.

Financial Highlights

In 2023, the Company posted record highs for revenue and earnings per share, while navigating challenging residential end-markets. Highlights of our 2023 performance include the following (dollars in millions):

(1) See adjusted net income GAAP reconciliation in Appendix A

•	GAAP diluted earnings per share up 19% to $16.54, while adjusted diluted earnings per share was up 27% to $17.96;

•	Adjusted segment profit margin up 300 basis points to 17.9%;

•	One-year TSR of 90%, three-year TSR of 70%, and five-year TSR of 118%; and

•	Quarterly dividends resulted in approximately $153 million cash paid to stockholders.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 13, 2024 (“Form 10-K”). For non-GAAP results, see reconciliation in Appendix A. All total stockholder return calculations assume reinvestment of dividends.

Compensation Highlights

The Committee believes that the design of the Company’s executive compensation program provides a direct link between Company performance and the compensation to our NEOs. Our executive compensation program has three primary elements: base salary, short-term incentives (as part of our Short-Term Incentive (“STI”) Program), and long-term equity incentives (as part of our Long-Term Incentive (“LTI”) Program). Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive executive compensation program. Short-term incentives reward the achievement of annual goals, while long-term incentives drive our NEOs to focus on continuous stockholder value creation.

•	Base salaries: NEOs’ base salaries are adjusted annually, effective April 1. The average increase in 2023 was 3.3% with a range of 1.9% to 5.1%.

•

STI Program: STI amounts are determined by Company performance against the earnings, cash flow, and revenue goals, as approved by the Committee. Once the Company’s performance against goals is determined, 25% of that amount may be modified from 0% to 225% based on each NEO’s individual performance, with total payout capped at 225%. When determining whether to modify an NEO’s calculated STI amount, the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our sustainability commitment for the benefit of our stakeholders. The Company’s sustainability goals relate to the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the inclusiveness of our workforce. For more information on the Company’s sustainability performance, see www.lennox.com/sustainability.

For 2023, Company performance against the STI earnings, cash flow, and revenue goals substantially exceeded target, resulting in an STI payout of approximately 214% of target, up from a below target payout of

59% in 2022. NEOs with STI goals tied to their business segment performance had both higher and lower payouts as compared to the overall Company payout. Performance goals were not adjusted, and no individual performance modifiers or discretionary payments were made to NEOs.

•

LTI Program: NEOs receive 50% of their annual LTI grant in the form of performance-based restricted stock units, which vest after three years. In 2023 the NEOs earned approximately 189% of their target PSUs based on net income and ROIC performance over the 2021-2023 three-year period.

Compensation Program Changes – Timing of Annual LTI Grant

In 2023, the Committee and management made the decision to move the annual LTI Program grant date by approximately two months from December of each year to three trading days after the fourth quarter earnings release in the following year. This change is intended to generally align all of the Lennox compensation discussions with its executives to the beginning of each year and further maximize our pay for performance philosophy. The Committee also believes that granting awards following the earnings release is a more prevalent approach and best practice.

As a result of this change, the Company made no equity grants to NEOs during 2023. The LTI values were approved in December 2023, with the actual grants to be made in (and number of shares to be valued as of) February 2024. While the 2023 Summary Compensation Table will not include LTI grants for 2023, the February 2024 grants are included in this CD&A when describing pay mix and assessing pay versus performance. More information can be found in the LTI Program section along with a pro-forma summary compensation table that includes the February 2024 LTI awards as if they were granted in December 2023, consistent with our historical practice.

Positive Governance Practices

The Committee assesses trends and developments in executive compensation practices and implements those that best fit with the Company’s business strategy and our stockholders’ long-term interests. Below are some of the practices we have incorporated into our executive compensation program:

What We Do	What We Don’t Do

Median compensation philosophy	No excise tax gross-ups

Pay-for-performance linkage	No hedging of Company stock

Long-term balance in compensation structure	No pledging of Company stock

Use of independent compensation consultant	No dividends on equity awards in annual grant

Annual risk assessment	No repricing of stock appreciation rights or options

Rigorous stock ownership guidelines	No cash buyouts of underwater stock appreciation rights or options

Clawback policies and provisions	No significant annual perquisites

Non-Competition / Non-Solicitation restrictions

Annual review of share utilization

Regular market assessment of our peer group

Change-in-Control double-trigger for severance and equity vesting

Minimum vesting requirement of at least one year for 95% or more of equity incentive plan awards

What Guides Our Program

Pay-for-Performance

We maintain a pay-for-performance philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation with stockholders’ interests. When our financial results exceed performance goals, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below performance goals, monetary awards to our NEOs generally pay out at lower levels or not at all.

Recent payouts under our STI and LTI Programs demonstrate the alignment between Company performance and payments made to our NEOs. In 2023, the Company’s strong earnings, free cash flow, and revenue performance resulted in above target level payouts under our annual STI program for NEOs with performance goals tied solely to overall Company performance. The Company’s record performance substantially exceeded target goals, which resulted in an overall payout of 214% of target, up from a below target payout of 59% in 2022.

Under our LTI Program, record weighted average return on invested capital of 50.9% for the 2021-2023 performance period exceeded the maximum payout goal for that metric, while the core net income compound annual growth rate of 18.2% for that same period was above target achievement. As a result, our NEOs received a PSU payout of approximately 189% for the 2021-2023 performance period under our LTI Program, consistent with our pay-for-performance approach and results-oriented compensation.

The graph below illustrates the directional alignment of pay and performance by showing changes in CEO annual compensation (using totals from the Summary Compensation Table, excluding changes in pension value) versus changes in TSR over the last five years.

$ amounts are in thousands. CEO pay excludes changes in pension value for all years. TSR represents the change in a $100 investment from December 31, 2018, assuming reinvestment of dividends.

The volatility in the chart above is primarily due to the Company’s prior CEO not receiving an LTI grant in December 2021 as a result of his impending resignation, and the subsequent one-time sign-on award to Mr. Maskara upon his hire in 2022 as compensation for incentive compensation forfeited from his prior employer. In addition, the LTI grant date change from December 2023 to February 2024 results in lower annual compensation for 2023. To provide a more consistent picture of CEO compensation, the chart below averages CEO pay for 2021 and 2022 and includes the February 2024 LTI grant as if it were made in December 2023 consistent with historical practice.

$ amounts are in thousands. CEO pay excludes changes in pension value for all years. TSR represents the change in a $100 investment from December 31, 2018, assuming reinvestment of dividends.

Compensation for the CEO reflects a strong relative pay-for-performance alignment versus the Compensation Peer Group (as defined below) across various metrics for 2021-2023. To provide a more consistent picture of CEO compensation, the chart below shows CEO total direct compensation (“TDC”) including both the February 2024 LTI grant as if it were made in December 2023 consistent with our historical practice and actual 2023 Summary Compensation Table compensation.

Key Strategic Objectives

The strategic objectives of our executive compensation program are to:

●	attract, retain, and motivate top executive talent;

●	align compensation with the achievement of short-term and long-term business goals;

●	maintain a market-competitive executive compensation program; and

●	drive increased stockholder value by maintaining a strong alignment between pay and performance.

The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives:

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competitiveness	Pay for Performance

Base Salary	✓	✓			✓

Short-Term Incentive Program	✓	✓	✓		✓	✓

Long-Term Incentive Program:

Performance Share Units	✓	✓		✓	✓	✓

Restricted Stock Units	✓	✓			✓

Stock Appreciation Rights	✓	✓	✓	✓	✓	✓

Perquisites	✓				✓

Benefit Programs	✓				✓

Pay Positioning and Compensation Mix

For 2023, the Committee targeted all elements of compensation for the Company’s NEOs at the 50th percentile of the market and granted a majority of the NEOs’ total target compensation in the form of incentive compensation. The following chart shows the 2023 average total target direct compensation mix for the CEO and NEOs. For purposes of determining target compensation mix for the CEO and NEOs, the graphs below assume the February 2024 LTI grant was made in December 2023, consistent with historical practices.

CEO & NEOs – Target Compensation Mix

The Decision-Making Process

Role of the Compensation and Human Resources Committee

The Committee establishes and administers our executive compensation program, practices, and policies. The Committee receives input from management and its independent compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements, and other relevant factors to develop our executive compensation program in an effort to most effectively drive the achievement of the Company’s business objectives.

Role of Senior Management

The Committee obtains input from management and the Committee’s independent consultant when making NEO compensation decisions. The CEO makes recommendations to the Committee with respect to all elements of compensation for each NEO, excluding himself. The CEO’s recommendations on NEO pay are developed in consultation with the Chief Human Resources Officer and the Committee’s independent compensation consultant and are considered with market data. The Committee determines and approves the final compensation elements and amounts to be provided to the NEOs.

The Committee reviews and recommends proposed changes to CEO compensation to the independent members of the Board for approval. All independent members of the Board (rather than just the Committee) have responsibility for approving CEO compensation.

Role of the Independent Compensation Consultant

In 2023, the Committee engaged Pearl Meyer to provide analysis, advice, and recommendations on executive compensation to the Committee. At the Committee’s request, Pearl Meyer performed the following services in 2023:

●	provided and analyzed data for all elements of CEO compensation;

●	reviewed and opined on our executive compensation philosophy;

●	reviewed and opined on our Compensation Peer Group;

●	provided and analyzed data for various elements of executive compensation;

●	reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation;

●	presented executive compensation trends and regulatory updates to the Committee; and

●	provided input and perspective on various technical matters pertaining to executive compensation.

The Committee analyzed and considered the information provided by management and its consultants to determine the program design and the level and mix of each compensation element for the NEOs. The Committee conducted an independence assessment of Pearl Meyer in accordance with SEC rules. Based on this review, we are not aware of any conflict of interest raised by the work performed by the consultant that would prevent Pearl Meyer from serving as independent consultants to the Committee. Pearl Meyer reported directly to the Committee and did not provide any additional services to the Company or its management.

Market Competitive Compensation

To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

For the purposes of setting 2023 compensation, our Company’s compensation peer group, as reviewed and approved by the Committee, included the following 15 companies (the “Compensation Peer Group”):

● A. O. Smith Corporation	● Hubbell Inc.	● Regal Rexnord Corporation

● Acuity Brands, Inc.	● IDEX Corporation	● Rockwell Automation, Inc.

● Dover Corporation	● Masco Corporation	● Snap-On Incorporated

● Flowserve Corporation	● Owens Corning	● The Timken Company

● Fortune Brands Home & Security, Inc.	● Pentair, Inc.	● Xylem Inc.

The Committee selected the Compensation Peer Group using the following criteria:

●	industry – building products, electrical components/equipment, and industrial machinery;

●	revenues of approximately 0.5 to 2.0 times our revenues;

●	business and product mix similar to ours; and

●	international presence and operations.

In 2023, the Committee analyzed the Compensation Peer Group on the criteria above and made no adjustments. Lennox revenues are at the 50th percentile of the peer group and market capitalization is at the 66th percentile.

In addition to comparing our NEO compensation to the compensation of our Compensation Peer Group, the Committee also references published compensation data and other studies of compensation trends and market practices (these data and practices, including our Compensation Peer Group, are collectively referred to as the “Market”).

Beyond traditional Market analysis, the Committee also utilizes various other compensation analyses to assist with its decision-making process. Below are examples of information the Committee reviews and considers, as appropriate, when making compensation decisions:

●	“all in” compensation summaries and pay histories for the CEO and other executive officers;

●	CEO realized pay analysis;

●	CEO pay versus performance analysis;

●	dilution and share utilization analysis, projections, and benchmarking;

●	equity compensation expense analysis;

●	short-term and long-term incentive design, metrics, and award type; and

●	short-term and long-term incentive plan performance results.

Components and Analysis of 2023 Executive Compensation

Base Salary

In establishing each NEO’s annual base salary, the Committee considered Market data, each individual’s experience and responsibilities, our annual merit budget for all employees, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports.

The following table provides detail regarding base salaries for each NEO:

Name	Base Salary as of January 1, 2023	Increase Effective April 1, 2023	Base Salary as of April 1, 2023(1)	Base Salary Earned in 2023

Alok Maskara	$1,034,000	4.0%	$1,075,000	$1,064,750

Joseph W. Reitmeier	585,000	5.1%	615,000	607,500

Joseph F. Nassab	520,000	2.9%	535,000	531,250

Daniel M. Sessa	555,000	2.7%	570,000	566,250

John D. Torres	540,000	1.9%	550,000	547,500

Douglas L. Young(2)	640,000	3.1%	660,000	325,000

(1)	Base salary remained the same at December 31, 2023 for all NEOs, other than Mr. Young.

(2)	Mr. Young retired from Lennox on June 30, 2023.

In setting NEO base salaries, the Committee uses the 50th percentile of the market as a guideline and may adjust the base salaries based on a number of factors, which may include merit increases, the executive’s unique job responsibilities, management experience, individual contributions, number of years in his or her position and market position of current salary.

Short-Term Incentive Program

Our STI Program, as established under the Lennox International Inc. 2019 Equity and Incentive Compensation Plan, is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business segments, and each individual NEO. In February 2023, the Committee approved financial metrics and performance goals required to be achieved for any payouts to be made under our STI Program. Under the STI Program, once the calculated STI amount is determined based on performance against the pre-approved goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. However, the individual performance modifier may not increase the STI payout above 225% of the NEO’s STI target. The chart below illustrates how STI payouts are calculated for our NEOs:

Financial Performance. The following table summarizes the 2023 STI Program performance goals and payout opportunities, along with Company and business segment performance for each metric as approved by the Committee.

2023 Short-Term Incentive Program Summary – Financial Performance

($ in thousands)

Company NEOs(1) : Alok Maskara, Joseph W. Reitmeier, Daniel M. Sessa, John D. Torres
		Payout Opportunity as a % of Target

		50%	100%	225%

Metric	Weight	Threshold	Target	Maximum	Performance
Company Core Net Income(2)	50%	$414,412	$518,015	$595,717	$641,812
Company Free Cash Flow(3)	30%	210,000	300,000	400,000	488,243
Company Core Revenue(4)	20%	4,145,528	4,606,142	4,836,449	4,732,013
Building Climate Solutions Segment NEO(1) : Joseph F. Nassab
		Payout Opportunity as a % of Target

		50%	100%	225%

Metric	Weight	Threshold	Target	Maximum	Performance
Segment Profit(5)	50%	$150,708	$179,359	$200,618	$340,174
Segment Controllable Cash Flow(6)	30%	42,600	60,857	79,114	226,058
Segment Revenue	20%	1,227,636	1,364,040	1,432,242	1,510,792
Residential Segment NEO(1) : Douglas L. Young
		Payout Opportunity as a % of Target

		50%	100%	225%

Metric	Weight	Threshold	Target	Maximum	Performance
Segment Profit(5)	50%	$509,368	$606,206	$678,058	$622,419
Segment Controllable Cash Flow(6)	30%	364,000	520,000	726,000	537,288
Segment Revenue	20%	2,968,200	3,298,000	3,462,900	3,294,673

(1)

Messrs. Maskara, Reitmeier, Sessa, and Torres were measured 100% on overall Company financial performance, which resulted in a calculated award of 214% of target. As the President of our Building Climate Solutions segment, Mr. Nassab’s award was measured 50% on Building Climate Solutions financial performance and 50% on overall Company financial performance. Building Climate Solutions financial performance resulted in a factor of 225% of target, which when blended with the Company’s factor of 214% of target, resulted in an award of 219% of target for Mr. Nassab. As the former President of our Residential segment, Mr. Young’s award was measured 50% on Residential’s financial performance and 50% on overall Company financial performance. Residential’s financial performance resulted in a factor of 117% of target, which when blended with the Company’s factor of 214% of target, resulted in an award of 165% of target for Mr. Young.

(2)

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2023 restructuring charges, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, impairments on assets held for sale, gain on sale of businesses, non-core business results, and certain other items.

(3)

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment.

(4)	Company core revenue, a non-GAAP financial measure, is net revenues for the Company, less net revenues from non-core businesses.

(5)

Segment profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2023 restructuring charges, impairments on assets held for sale, gain on sale of businesses, non-core business results, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

(6)

Segment controllable cash flow, a non-GAAP financial measure, is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Goal Setting. The Board is focused on setting targets that align with investor expectations. For 2023:

●

Core net income goal at target was set up 3% from 2022 actual results given challenging residential end-markets, where the Air-Conditioning, Heating, and Refrigeration Institute reported a 20% decrease in North American unit volumes compared to the previous year.

●

Free cash flow goal at target was set up 48% from 2022 actual results. This includes approximately $250 million in capital investments, up 149% from 2022, for a new Building Climate Solutions factory in Saltillo, Mexico, as well as investments required for the low GWP refrigerant transition.

●	Revenue goal at target was set up 3% from 2022 actual results given challenging residential end-markets.

Performance goals at maximum payout are appropriately stretched to ensure shareholder alignment. Record Company performance in 2023 resulted in STI payout of 214% of target (for NEOs whose opportunity was based 100% on Company-wide performance goals) and total shareholder return of 90%.

Individual Performance. Once the calculated STI amount is determined based on performance against the pre-approved earnings, cash flow, and revenue goals, 25% of that amount may be modified up or down from 0% to 225% based on each NEO’s individual performance. When determining whether to modify an NEO’s calculated STI amount, the Committee considered each NEO’s performance against specific financial, operational, and strategic objectives, as well as each NEO’s contribution to our sustainability goals. The Company’s sustainability goals include reducing the environmental impact of our products and operations, reducing the number of safety incidents in our operations, and enhancing the inclusiveness of our workforce. The CEO reviewed with the Committee the individual performance of each NEO (other than himself). Based on exceptional performance during the year and the resulting payout above target, the Committee did not modify the STI payouts for any of the NEOs.

Targets and Payouts. Under the STI Program, target payout opportunities are determined as a percentage of base salary earned during the year. The target payout opportunities are based on market data using the 50th percentile as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2023.

Based on analysis of the market data and internal equity considerations, the Committee (or with respect to the CEO, the independent Board members) set the following STI targets for 2023. Based on financial and individual performance, the Committee (or with respect to the CEO, the independent Board members) approved the following 2023 payouts for each NEO:

2023 Short-Term Incentive Targets and Payouts

	2023 STI Target		2023 STI Payout

Name	% of Base Salary	$	% of Target	$

Alok Maskara	120%	$1,277,700	214%	$2,729,934

Joseph W. Reitmeier	75%	455,625	214%	973,488

Joseph F. Nassab	75%	398,438	219%	873,893

Daniel M. Sessa	75%	424,688	214%	907,387

John D. Torres	75%	410,625	214%	877,341

Douglas L. Young(1)	75%	243,750	165%	403,163

(1)	Mr. Young retired from Lennox on June 30, 2023, but remained eligible to receive a 2023 STI Program payout based on the amount of base salary earned in 2023.

We include the short-term incentive payments made to the NEOs for 2023, which were approved by the Committee on February 26, 2024, and paid on March 15, 2024, in the 2023 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

We have a LTI Program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our LTI Program aligns the interests of our NEOs with the interests of our stockholders.

We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our LTI Program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us retain key members of management through time-based vesting. The Committee allocated the mix of elements in our LTI Program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.

Long-Term Incentive Program – Grant Timing Change

In 2023, the Company made the decision to move the annual LTI Program grant date by approximately two months from December of each year to three trading days after the fourth quarter earnings release in the following year. This change is intended to align all of the Lennox compensation discussions with its executives to the beginning of each year, and further maximize our pay for performance philosophy. The Committee also believes that granting awards following the earnings release is a more prevalent approach and best practice.

As a result of this change, there were no equity awards granted to NEOs during 2023. The table below shows compensation for 2023 as displayed in the 2023 Summary Compensation Table, as well as a pro-forma section that shows compensation for 2023 as if the February 2024 LTI grant was made in December 2023, consistent with our historical practice.

	2023 Summary Compensation Table Values				2023 “Normalized” Compensation
Name	Salary	Short-term Incentive	2023 Long-Term Incentive	Total Compensation (1)	February 2024 Long-Term Incentive	Total Compensation (1)
Alok Maskara	$1,064,750	$2,729,934	$0	$4,983,663	$5,700,000	$10,683,663
Joseph W. Reitmeier(2)	607,500	973,488	0	2,189,181	0	2,189,181
Joseph F. Nassab	531,250	873,893	0	1,590,137	1,200,000	2,790,137
Daniel M. Sessa	566,250	907,387	0	1,776,583	1,200,000	2,976,583
John D. Torres	547,500	877,341	0	1,748,157	1,200,000	2,948,157
Douglas L. Young(3)	325,000	403,163	0	3,262,963	0	3,262,963

(1)

Total Compensation includes “All Other Compensation” for NEOs, change in pension value for Messrs. Reitmeier, Sessa, and Torres, as well as “Bonus” compensation for Mr. Young. See Summary Compensation Table for full details on actual 2023 compensation.

(2)	Mr. Reitmeier retired from Lennox on February 29, 2024 and therefore did not receive a grant under the 2024 LTI Program.

(3)	Mr. Young retired from Lennox on June 30, 2023, and was not eligible to participate in the 2024 LTI Program.

The annual Lennox long-term incentive award allocations for our NEOs are as follows:

The Committee determines the grant date for all long-term incentive awards and as noted above, has moved away from the long-standing practice of granting annual awards at its regularly scheduled December meeting to now granting awards three trading days following the fourth quarter earnings release. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.

The target award values under our LTI Program are based on market data for similar positions using the 50th percentile as a guideline. The number of shares available for grant under the 2019 Equity and Incentive Compensation Plan is also considered. The Committee established the target award values at or near the 50th percentile of the market for all NEOs. When determining the award for each NEO, the Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of the Company and internal equity.

Once the Committee determined the target long-term incentive award values for each NEO for the grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs. With the equity grant date moving from December to February, the number of awards granted to each NEO will be included in the 2025 proxy statement equity tables, and are included below for reference.

The following table summarizes the target award values and number of awards granted for each NEO:

	Award Value Granted in February 2024				Number of Awards Granted in February 2024
Name	PSUs	RSUs	SARs	Total	PSUs (1)	RSUs (1)	SARs (2)	Total

Alok Maskara	$2,850,000	$1,710,000	$1,140,000	$5,700,000	6,482	3,889	8,360	18,731

Joseph W. Reitmeier(3)	—	—	—	—	—	—	—	—

Joseph F. Nassab	600,000	360,000	240,000	1,200,000	1,365	819	1,760	3,944

Daniel M. Sessa	600,000	360,000	240,000	1,200,000	1,365	819	1,760	3,944

John D. Torres	600,000	360,000	240,000	1,200,000	1,365	819	1,760	3,944

Douglas L. Young(4)	—	—	—	—	—	—	—	—

(1)

The number of PSUs and RSUs was determined by dividing the corresponding target award value by the closing price of our common stock on the NYSE averaged over the 15 calendar days ending on February 1, 2024 ($439.649).

(2)

The number of SARs granted was determined by dividing the corresponding target award value by the Black-Scholes value of our common stock based on the 15 calendar day average closing price of our common stock as of February 1, 2024 ($136.370).

(3)	Mr. Reitmeier retired February 29, 2024, and therefore did not receive a grant under the 2024 LTI Program.

(4)	Mr. Young retired June 30, 2023, and was not eligible to participate in the 2024 LTI Program.

February 2024 PSU Grant. To maintain our strong focus on long-term Company performance, 50% of the February 2024 long-term incentive award was granted in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the performance achieved. If threshold performance is not achieved, the entire award is forfeited. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the three-year measurement criteria annually, selecting financial metrics and setting performance goals designed to enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

The key attributes of the PSUs granted in February 2024 are summarized in the following table. The Committee established the Return on Invested Capital (“ROIC”) performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the following chart broadly describes the performance required to achieve a target payout.

February 2024 PSU Grant

(for the January 1, 2024 — December 31, 2026 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum

ROIC	50%	Measures efficient use of capital: higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds the Company’s estimated cost of capital. Target payout occurs at approximately three times the Company’s estimated cost of capital

Company Core Net Income(1)	50%	Measures profitability: higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires low double digit core net income compound annual growth rate
Payout as a % of Target Award				50%	100%	200%

(1)

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2023 restructuring charges, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, impairments on assets held for sale, gain on sale of businesses, non-core business results, and certain other items.

Due to the grant date moving from December 2023 to February 2024, the PSUs granted to our NEOs for the January 1, 2024 – December 31, 2026 performance period will be disclosed in the 2025 proxy statement in the 2024 Grants of Plan Based Awards table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns.

December 2020 PSU Grant. The key attributes of the PSUs granted in December 2020, which vested on December 31, 2023, are summarized in the following table along with the financial performance goals and payout opportunities versus performance. In 2023, NEOs earned a payout of approximately 189% of target for the PSUs granted in December 2020. The payout value is reflected in the 2023 Option Exercises and Stock Vested Table in the “Stock Awards - Value Realized on Vesting” column.

December 2020 PSU Grant

(for the January 1, 2021 — December 31, 2023 Performance Period)

Metric	Weight	Measurement Period	Threshold	Target	Maximum	Performance

ROIC(1)	50%	3-year weighted average (20% lowest year, 40% other two years)	20%	30%	40%	50.9%

Company Core Net Income(2)	50%	3-year compound annual growth rate	6%	12%	20%	18.2%

Payout as a % of Target Award			50%	100%	200%	188.7%

(1)

Net operating profit after tax, a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2023 restructuring charges, impairments on assets held for sale, gain on sale of businesses, non-core business results, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.

(2)

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for 2023 restructuring charges, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, impairments on assets held for sale, gain on sale of businesses, non-core business results, and certain other items.

February 2024 RSU Grant. To support our leadership retention objectives, 30% of the February 2024 LTI award was granted in the form of RSUs. RSUs generally vest and are distributed in shares of Company common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. Due to the grant date move from December 2023 to February 2024, the number of RSUs granted to our NEOs in 2023 was zero and the February 2024 grant will be disclosed in the 2025 proxy statement in the 2024 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

February 2024 SAR Grant. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, 20% of the February 2024 LTI award was granted in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase between the fair market value of our common stock on the date of grant and the fair market value on the date of the SAR exercise is paid in Company common stock. The grant date fair value and the SAR exercise price are determined on the date of grant. SARs granted in February 2024 expire seven years from the date of grant. Due to the grant date move from December 2023 to February 2024, the number of SARs granted to our NEOs in 2023 was zero and the February 2024 grant will be disclosed in the 2025 proxy statement in the 2024 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

Retention Agreement with Doug Young

As disclosed in the 2022 proxy statement, the Company granted a one-time retention cash award to Mr. Young in 2021 during the Company’s CEO leadership transition, contingent upon Mr. Young’s continued employment for a period of two years. At the time of grant, the Company believed it was substantially likely Mr. Young would terminate his employment without a retention award, and that the termination of a long-tenured NEO who was leading our largest business segment would have been detrimental to the Company. The Company successfully retained Mr. Young through the two-year retention period, and the retention award paid in 2023 is included in the Summary Compensation Table. As previously disclosed, the Company has no plans of granting similar awards in the future.

Other Compensation Practices, Policies and Programs

Stock Ownership Guidelines

The Company has stock ownership guidelines for the CEO and other NEOs. We believe stock ownership by executives aligns the interests of executives with the interests of our stockholders and motivates executives to build long-term stockholder value.

The following chart sets forth, as of December 31, 2023, for each NEO, the stock ownership requirements as a multiple of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, and the value of the shares and unvested RSUs as a multiple of base salary. NEOs must retain their net shares until they have met their ownership requirements. All NEOs who were serving as executive officers as of December 31, 2023 met the stock ownership guidelines as of such date, except for Mr. Maskara who first became subject to these guidelines in 2022. NEOs are given five years from the date of appointment as an NEO to meet the guidelines.

Name	Ownership Requirement as a Multiple of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as Multiple of Base Salary(1)

Alok Maskara	6X	9,891	3.0X

Joseph W. Reitmeier	3X	24,533	12.9X

Joseph F. Nassab	3X	6,989	4.2X

Daniel M. Sessa	3X	38,009	21.6X

John D. Torres	3X	7,571	4.5X

Douglas L. Young(2)	N/A	N/A	N/A

(1)	Based on the average daily closing price for 2023 of $324.05.

(2)	Mr. Young retired from Lennox on June 30, 2023.

The Committee oversees and administers the stock ownership guidelines. If a NEO fails to comply with the guidelines, the Committee will determine any appropriate corrective measures to be taken.

Clawback Policy

The Company revised its incentive compensation recovery (clawback) policy for the CEO and the other NEOs, in accordance with applicable SEC and NYSE requirements. Under this policy, in the event of a restatement of our Company’s financial results, the Company will recover any excess incentive compensation resulting from attainment of a financial reporting measure during the three completed fiscal years prior to the date the restatement is required. A copy of the policy is available on our website at www.investor.lennox.com.

Prohibition on Hedging / Pledging Policy

The Company’s Insider Trading Policy prohibits directors, NEOs, all other employees, and each of their designees from trading in any interest, security, or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge, or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which would include purchases of Company securities on margin.

Benefit Programs

To attract top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs that are in addition to those provided to our other employees. The following table summarizes the additional benefit programs in place during 2023 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2023

Plan	Type	Purpose

Supplemental Restoration Retirement Plan	Non-Qualified Defined Contribution	Provide market-competitive retirement benefit by allowing contributions that could not otherwise occur because of limitations on compensation under federal tax rules.

Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive life insurance benefits. $3 million in coverage for our CEO. NEO plan includes base salary plus most recent bonus paid with a minimum of $1 million.

Supplemental Retirement Plan	Non-Qualified Defined Benefit	Closed legacy plan.

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved a defined contribution restoration plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s non-qualified retirement benefit with current market practices. The CEO does not participate in the closed Supplemental Retirement Plan.

Annual Perquisites

We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. Rather than offering individual perquisites, however, we provide a monthly cash stipend to each of our NEOs to allow more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to business and personal guests. The value of the Company products, equipment, and related installation is included as taxable income to each NEO.

Relocation Benefits

The Company’s relocation policy provides benefits to employees at various levels within the organization when they are asked by the Company to relocate or as an inducement to join the Company. Such benefits include home sale assistance, home buyout assistance, home goods shipping, tax assistance, closing costs on home sale and home purchase, temporary living expenses, and other miscellaneous items related to relocation. In order to qualify for a home buyout, the executive must market the residence for at least 90 days. Home buyout costs are typically based on the average of two independent appraisals, however, in the event the lower appraisal is more than 7.5% less than the higher appraisal, a third independent appraisal is obtained, and the purchase price is based on the average of the two closest appraisals.

The relocation policy includes a clawback provision that requires the employee to reimburse the Company for relocation expenses if the employee terminates employment voluntarily or the employee’s employment is terminated for cause within two years of the relocation date.

In accordance with the Company’s relocation policy, Mr. Maskara was provided relocation benefits upon hire. Pursuant to the home buyout program under the relocation policy and based on independent appraisals and market analysis, the Company purchased Mr. Maskara’s home in 2022 and ultimately resold the home in 2023. The benefit to Mr. Maskara for 2023 is included in the 2023 Summary Compensation Table as a footnote to “All Other Compensation”.

Employment Agreements

We have employment agreements with each NEO as reviewed and approved by the Committee. We believe employment agreements are helpful in attracting and retaining top executive talent and for financial and business planning purposes. Our employment agreements and the potential payments and benefits to which each NEO would be entitled in the event of termination of employment are discussed in the “Potential Payments Upon Termination or Change in Control” section.

Change in Control Severance Plan

We believe CIC benefits are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-compete and non-solicitation provisions.

In December 2022, the Company and its NEOs terminated each NEO’s existing CIC agreement and the Company adopted a CIC severance plan, which included the following changes to better align with market practices:

•	Replaced single-trigger equity vesting with double-trigger equity vesting;

•	Eliminated excise tax gross-ups;

•	Reduced cash severance for NEOs (other than the CEO) from 3 times base pay and target bonus to 2 times base pay and target bonus;

•	Eliminated 15% of base salary payment in lieu of outplacement services, and replaced it with actual outplacement services;

•	Eliminated 45% of base salary payment in lieu of perquisites;

•	Eliminated incremental age and years of service benefit under Supplemental Retirement Plan; and

•	Reduced NEO (other than the CEO) health care coverage from 36 months to 24 months.

Our CIC severance plan and the potential payments and benefits to which each NEO would be entitled in the event of CIC are discussed in the “Potential Payments Upon Termination or Change-in-Control” section in the Summary Compensation Table.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) generally disallows a federal income tax deduction to publicly-traded companies like Lennox for compensation in excess of $1 million per year paid to certain current and former executive officers. The Committee will continue to consider the income tax consequences to our Company when analyzing our executive compensation program. If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible.

Non-Qualified Deferred Compensation

In addition to the frozen non-qualified Supplemental Retirement Plan, the Company also maintains a frozen non-qualified Profit Sharing Restoration Plan.

Accounting for Stock-Based Awards

When developing NEO compensation, the Committee considers the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels and structures the Company’s executive compensation program accordingly.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Form 10-K.

Submitted by the Compensation and Human Resources Committee of the Board:

Shane D. Wall (Chair)

John W. Norris, III

Gregory T. Swienton

March 14, 2024

2023 Summary Compensation Table

The following table provides information regarding the total compensation of each of the Company’s NEOs for the years ended December 31, 2023, 2022, and 2021, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Alok Maskara	2023	1,064,750	—	—	—	2,729,934	—	1,188,979	4,983,663

President and Chief Executive Officer	2022	667,792	1,000,000	6,708,818	971,133	472,476	—	277,560	10,097,779

Joseph W. Reitmeier	2023	607,500	—	—	—	973,488	558,393	49,800	2,189,181

Executive Vice President and	2022	580,000	—	1,150,071	291,334	248,141	—	48,319	2,317,865

Chief Financial Officer	2021	560,000	—	1,394,261	215,660	816,614	644,276	47,476	3,678,287

Joseph F. Nassab	2023	531,250	—	—	—	873,893	—	184,994	1,590,137

Executive Vice President and	2022	471,319	—	1,206,134	184,520	321,419	—	166,492	2,349,884

President, Building Climate Solutions

Daniel M. Sessa	2023	566,250	—	—	—	907,387	253,146	49,800	1,776,583

Executive Vice President and	2022	551,250	—	881,746	223,373	304,703	—	48,324	2,009,396

Chief Human Resources Officer	2021	536,250	—	1,394,261	215,660	781,981	338,549	62,967	3,329,668

John D. Torres	2023	547,500	—	—	—	877,341	273,516	49,800	1,748,157

Executive Vice President, Chief Legal	2022	536,250	—	843,238	213,627	237,130	—	48,418	1,878,663

Officer and Corporate Secretary	2021	521,250	—	1,394,261	215,660	760,108	384,065	47,443	3,322,787

Douglas L. Young	2023	325,000	2,500,000	—	—	403,163	—	34,800	3,262,963

Former Executive Vice President and	2022	635,000	—	996,777	252,480	403,622	—	48,300	2,336,179

President, Residential Heating & Cooling	2021	615,000	—	1,044,005	254,858	958,000	—	54,769	2,926,632

(1)

The amount shown for Mr. Young in 2023 represents the payout of a one-time retention cash award granted in 2021 during the Company’s CEO leadership transition, contingent upon Mr. Young’s continued employment for a period of two years. At the time of grant, the Company believed it was substantially likely Mr. Young would terminate his employment without a retention award, and that the termination of a long-tenured NEO who was leading our largest business segment would have been detrimental to the Company. The Company successfully retained Mr. Young through the two-year retention period, and the award was paid in accordance with its terms in 2023. As previously disclosed, the Company has no plans of granting similar awards in the future.

(2)

The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed under “Retirement Plans,” as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service, as applicable. For Mr. Reitmeier in 2023, the actuarial present value of pension benefits decreased by $4,659 for the Consolidated Pension Plan, and increased by $563,052 for the Supplemental Retirement Plan, resulting in a net increase of $558,393. For Mr. Young in 2023, the actuarial present value of pension benefits remained unchanged for the Consolidated Pension Plan and decreased for the Supplemental Retirement Plan by $293,375. Since the net change in actuarial present value of pension benefits was negative in 2023 for Mr. Young, in accordance with SEC rules and related guidance, $0 is shown in the table. Mr. Maskara and Mr. Nassab do not participate in the Supplemental Retirement Plan or Consolidated Pension Plan. No above-market interest on nonqualified deferred compensation was earned.

(3)	The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2023 for each NEO.

	Perquisites			Other Compensation
Name	Cash Stipend	Company Equipment and Installation	Relocation Assistance	Term Life Insurance Premiums	Retirement Contributions	Total

Alok Maskara	$30,000	$—	$1,065,721	$1,024	$92,234	$1,188,979

Joseph W. Reitmeier	30,000	—	—	—	19,800	49,800

Joseph F. Nassab	30,000	103,734	—	100	51,160	184,994

Daniel M. Sessa	30,000	—	—	—	19,800	49,800

John D. Torres	30,000	—	—	—	19,800	49,800

Douglas L. Young	15,000	—	—	—	19,800	34,800

The values attributable to each item listed above are calculated as follows:

•	Cash Stipend — Cash paid to each NEO in lieu of individual perquisites.

•

Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program. Installation of this equipment is based on the cost for installation paid by the Company in 2023.

•

Relocation Assistance — The Company maintains a standard relocation policy for senior executives pursuant to which it provides them with certain relocation assistance. The policy includes a clawback provision that requires the employee to reimburse the Company for relocation expenses if the employee terminates employment voluntarily or the employee’s employment is terminated for cause within two years of the relocation date. In 2023, the Company incurred costs under this relocation policy as a result of its sale of Mr. Maskara’s home in Wisconsin, which it purchased from him in 2022 in connection with his relocation to Texas to become the Company’s CEO. The value of the relocation assistance included above is based on the incremental cost paid or incurred by the Company in connection with the relocation in 2023, including loss on home sale, carrying costs, closing costs, property taxes, and other indirect costs.

•

Term Life Insurance Premiums — The amounts shown are based on the incremental cost paid in 2023 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.

•

Retirement Contributions — Mr. Maskara received $72,434 and Mr. Nassab received $31,360 in company contributions made under our nonqualified defined contribution Supplemental Restoration Plan. This nonqualified plan provides market-competitive retirement benefits by providing contributions that could not otherwise occur due to compensation limits under the Code. All NEOs received $19,800 in Company contributions made under our qualified 401(k) Plan.

2023 Grants of Plan-Based Awards

The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the 2019 Equity and Incentive Compensation Plan to our NEOs in 2023.

As described in the CD&A, the Company moved the annual LTI Program grant date from December of each year to three trading days after the fourth quarter earnings release in the following year. As a result, no LTI compensation was granted to our NEOs in 2023.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Max. ($)
Alok Maskara	638,850	1,277,700	2,874,825
Joseph W. Reitmeier	227,813	455,625	1,025,156
Joseph F. Nassab	199,219	398,438	896,486
Daniel M. Sessa	212,344	424,688	955,548
John D. Torres	205,313	410,625	923,906
Douglas L. Young	121,875	243,750	548,438

1)	The amounts shown represent award opportunities under our STI Program for 2023. The awards were paid March 15, 2024 in the amounts included in the Summary Compensation Table.

Outstanding Equity Awards at 2023 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2023.

	Options/SAR Awards(1)					Stock Awards
Name	Grant Date for Options/ SARs	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)	Option/ SAR Exercise Price ($/Sh)(2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Alok Maskara	12/9/2022	5,015	10,032	259.560	12/9/2029	8,196		3,667,874	38,212	17,100,634

Joseph W. Reitmeier	12/11/2020	3,334	—	278.000	12/11/2027	2,812		1,258,426	9,376	4,195,948

	12/10/2021	2,039	1,020	328.650	12/10/2028

	12/9/2022	1,504	3,010	259.560	12/9/2029

Joseph F. Nassab	12/8/2017	1,972	—	205.530	12/8/2024	3,761		1,683,123	4,830	2,161,522

	12/7/2018	1,621	—	214.630	12/7/2025

	12/13/2019	1,517	—	257.080	12/13/2026

	12/11/2020	1,000	—	278.000	12/11/2027

	12/10/2021	648	325	328.650	12/10/2028

	12/9/2022	953	1,906	259.560	12/9/2029

Daniel M. Sessa	12/8/2017	6,573	—	205.530	12/8/2024	2,402		1,074,943	8,008	3,583,740

	12/7/2018	5,404	—	214.630	12/7/2025

	12/13/2019	5,058	—	257.080	12/13/2026

	12/11/2020	3,334	—	278.000	12/11/2027

	12/10/2021	2,039	1,020	328.650	12/10/2028

	12/9/2022	1,153	2,308	259.560	12/9/2029

John D. Torres	12/11/2020	3,334	—	278.000	12/11/2027	2,343		1,048,539	7,812	3,496,026

	12/10/2021	2,039	1,020	328.650	12/10/2028

	12/9/2022	1,103	2,207	259.560	12/9/2029

Douglas L. Young	12/11/2020	2,646	—	278.000	12/11/2027	926	(6)	414,404	2,906	1,300,493

	12/10/2021	1,205	—	328.650	12/10/2028

1)	Outstanding unvested SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.

2)

Pursuant to the LII 2010 Incentive Plan and the 2019 Equity and Incentive Compensation Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.

3)	The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of the table below for the vesting dates of such awards.

4)	The amounts shown are based on the NYSE closing price of our common stock on December 29, 2023 ($447.52).

5)

The amounts shown represent outstanding PSUs held by the NEOs. Refer to column (b) of the table below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

	(a) Shares or Units of Stock That Have Not Vested			(b) Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested

Name	Number of Awards	Vesting Date		Number of Awards	Vesting Date	Performance Assumption

Alok Maskara	2,335	5/9/2024		18,676	12/31/2024	Max

	5,861	12/9/2025		19,536	12/31/2025	Max

Total	8,196			38,212

Joseph W. Reitmeier	1,054	12/10/2024		3,514	12/31/2024	Max
	1,758	12/9/2025		5,862	12/31/2025	Max

Total	2,812			9,376

Joseph F. Nassab	335	12/10/2024		1,118	12/31/2024	Max
	2,312	5/4/2025		3,712	12/31/2025	Max
	1,114	12/9/2025

Total	3,761			4,830

Daniel M. Sessa	1,054	12/10/2024		3,514	12/31/2024	Max
	1,348	12/9/2025		4,494	12/31/2025	Max

Total	2,402			8,008

John D. Torres	1,054	12/10/2024		3,514	12/31/2024	Max
	1,289	12/9/2025		4,298	12/31/2025	Max

Total	2,343			7,812

		Settlement Date			Settlement Date

Douglas L. Young	644	12/10/2024	(6)	2,068	12/31/2024	Max
	282	12/9/2025	(6)	838	12/31/2025	Max

Total	926			2,906

(6)	The RSUs shown vested upon Mr. Young’s retirement, but will not be settled until the original vesting date.

2023 Option/SAR Exercises and Stock Vested

The following table provides information regarding the exercise of SARs by our NEOs and each vesting of RSUs and PSUs held by our NEOs in 2023.

	Options/SAR Awards		Stock Awards
Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Alok Maskara	—	—	RSU	2,334	658,748

			PSU	—	—

Joseph W. Reitmeier	25,712	4,797,711	RSU	2,666	1,130,670

			PSU	3,363	1,580,307

Joseph F. Nassab	2,560	604,966	RSU	321	137,794

			PSU	1,010	474,609

Daniel M. Sessa	8,677	1,139,811	RSU	2,666	1,130,670

			PSU	3,363	1,580,307

John D. Torres	10,462	1,311,783	RSU	2,666	1,130,670

			PSU	3,363	1,580,307

Douglas L. Young(2)	30,691	5,286,606	RSU	1,082	464,465

			PSU	3,329	1,564,330

1)	The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

2)

Includes equity awards vested and distributed on a pro rata basis upon Mr. Young’s retirement pursuant to award terms; does not include vested and undistributed awards listed above in the Outstanding Equity Awards at 2023 Year-End table.

Retirement Plans

Qualified Retirement Plans

Frozen Consolidated Pension and Profit Sharing Retirement Plans

Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.

The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.

401(k) Salaried Retirement Plan

Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to 75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.

Nonqualified Retirement Plans

Defined Contribution Supplemental Restoration Retirement Plan

New executive officers on or after January 1, 2019 are eligible for the Supplemental Restoration Retirement Plan, a nonqualified defined contribution plan that provides market-competitive retirement benefits by providing contributions that could not otherwise occur due to compensation limits under the Code. Participants receive 6% of eligible compensation as defined under the qualified 401(k) Plan that exceeds compensation limits under the Code for the applicable year. Eligible employer contributions are immediately vested.

Defined Benefit Supplemental Retirement Plan

In 2018, the Committee closed the defined benefit Supplemental Retirement Plan to new participants and approved the Supplemental Restoration Retirement Plan for individuals who become eligible executive officers on or after January 1, 2019. The Committee made these changes to better align the Company’s nonqualified retirement benefit with current market practices.

The purpose of our Supplemental Retirement Plan is to provide market-competitive executive level retirement benefit opportunities. It permits income above Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service.

Frozen Profit-Sharing Restoration Plan

The Company froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2023 was 16.6%.

2023 Pension Benefits

The following table provides information regarding the number of years of service credited to each NEO, the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2023, and payments made to each NEO in 2023 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Alok Maskara(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	N/A	N/A	—

Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	40,677	—

	Supplemental Retirement Plan	11.6	3,870,900	—

Joseph F. Nassab(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	N/A	N/A	—

Daniel. M. Sessa	Consolidated Pension Plan (Frozen)	1.7	35,620	—

	Supplemental Retirement Plan	15.0	4,865,192	—

John D. Torres(2)	Consolidated Pension Plan (Frozen)	N/A	N/A	—

	Supplemental Retirement Plan	15.0	5,025,186	—

Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	—	—

	Supplemental Retirement Plan	15.0	4,715,604	616,353

1)

The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2023 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 5.07% interest (discount) rate for the Supplemental Retirement Plan and 5.27% for the Consolidated Pension Plan as of December 31, 2023 and the Pri-2012 healthy retiree mortality rates, with a white collar adjustment, with generational projections of mortality improvement using scale MP-2021. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 10 of the Consolidated Financial Statements for the fiscal year ended December 31, 2023, included in our Form 10-K.

2)

Messrs. Maskara and Nassab are not eligible to participate in the frozen Consolidated Pension Plan or the Supplemental Retirement Plan. Mr. Torres was not eligible to participate in the Consolidated Pension Plan prior to the plan being frozen.

2023 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings, withdrawals, and distributions under our frozen Profit Sharing Restoration Plan and our Defined Contribution Supplemental Restoration Plan in 2023 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2023.

Name	Plan Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)(1)	Aggregate Earnings in Last Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)

Alok Maskara(3)	Profit Sharing Restoration Plan	N/A	N/A	N/A	N/A	N/A

	Supplemental Restoration Retirement Plan	0	72,434	10,886	0	105,438

Joseph W. Reitmeier(3)(4)	Profit Sharing Restoration Plan	N/A	N/A	N/A	N/A	N/A

	Supplemental Restoration Retirement Plan	N/A	N/A	N/A	N/A	N/A

Joseph F. Nassab(3)	Profit Sharing Restoration Plan	N/A	N/A	N/A	N/A	N/A

	Supplemental Restoration Retirement Plan	0	31,360	8,186	0	59,909

Daniel M. Sessa(4)	Profit Sharing Restoration Plan	0	0	3,738	0	26,261

	Supplemental Restoration Retirement Plan	N/A	N/A	N/A	N/A	N/A

John D. Torres(3)(4)	Profit Sharing Restoration Plan	N/A	N/A	N/A	N/A	N/A

	Supplemental Restoration Retirement Plan	N/A	N/A	N/A	N/A	N/A

Douglas L. Young(4)	Profit Sharing Restoration Plan	0	0	57,693	241,571	297,849

	Supplemental Restoration Retirement Plan	N/A	N/A	N/A	N/A	N/A

1)	Amounts listed in this column were reported as compensation in the last fiscal year in the “All Other Compensation” column of the 2023 Summary Compensation Table.

2)	No amounts listed in the Aggregate Earnings column were reported in the 2023 Summary Compensation Table.

3)	Messrs. Maskara, Reitmeier, Nassab, and Torres were not eligible to participate in the Profit Sharing Restoration Plan prior to the plan being frozen in 2009.

4)

Messrs. Reitmeier, Sessa, Torres, and Young are not eligible to participate in the Defined Contribution Supplemental Restoration Retirement Plan since they became executive officers before January 1, 2019.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Severance Plan

The Company generally provides employment agreements to our NEOs. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of employment not connected to a change-in-control (“CIC”) transaction with our Company. In the event of termination in connection with a CIC, payments to NEOs are subject to our change in control severance plan.

Employment Agreements

The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including non-competition of employment (for employments entered into after 2007) and non-solicitation of employees and customers for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of its decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.

Change in Control Severance Plan

In 2022, the Company terminated all existing change-in-control agreements (“CIC Employment Agreements”) for its NEOs and adopted a change-in-control severance plan (the “CIC Severance Plan”). As described below, severance benefits and equity vesting are both tied to “double trigger.” The CIC Severance Plan does not provide for any excise tax gross-ups.

Payments Made Upon Voluntary Termination or Upon For Cause Termination

If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.

Payments Made Upon Retirement

If a NEO retires, he is entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:

•	unvested SARs terminate on the NEO’s last day of employment and vested SARs remain exercisable for the remainder of the term of the award;

•	for RSUs, the NEO receives a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and

•

for PSUs, the NEO receives, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

NEOs are eligible for retirement treatment for their long-term incentive awards if (i) they are at least age 65; (ii) they are at least age 62 and have 10 years of service; or (iii) if age plus years of service total 80. At December 31, 2023, Mr. Torres was eligible for retirement treatment for his long-term incentive awards.

Payments Made Upon Involuntary or Not for Cause Termination

If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO is generally entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all vested SARs continue to be exercisable for 90 days following the NEO’s last day of employment; and

•	unvested equity awards (SARs, RSUs and PSUs) terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.

Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service

Base Salary	One year of base salary	Two years of base salary

Short-Term Incentive	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our STI programs received by the NEO in the previous 24 months

Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same

Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same

Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary is entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:

•	all SARs vest immediately and remain exercisable for the duration of the term;

•	for RSUs, the NEO, or his beneficiary, receives a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and

•

for PSUs, the NEO, or his beneficiary, receives, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as an employee, payable at the time employment ceases.

Payments Made to our CEO if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability

Except as described below, Mr. Maskara receives similar severance benefits as the other NEOs. Mr. Maskara’s employment agreement provides for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:

•

any change in Mr. Maskara’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimis changes and an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•

any failure by the Company to comply with any of the provisions of Mr. Maskara’s employment agreement (excluding an isolated, insubstantial, and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	the relocation of the principal place of Mr. Maskara’s employment by more than thirty-five (35) miles from our current headquarters in Richardson, Texas; or

•	any failure by our Board to nominate him for election by the stockholders as a director.

Pursuant to his employment agreement, in the event (1) Mr. Maskara terminates his employment for “good reason,” (2) we terminate his employment prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Maskara becomes permanently disabled during the term of his employment agreement, he is entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided Mr. Maskara (or his personal representative, as applicable) agrees to execute a written general release of any and all possible claims against the Company existing at the time of termination.

Payments Made Upon a Change in Control

Definition of Change in Control

A CIC generally includes the occurrence of any of the following events, subject to certain exceptions:

•	an acquisition by a third party of 35% or more of our voting stock;

•	a change in a majority of Board members without majority Board approval;

•	stockholder approval of the liquidation or dissolution of our Company;

•	consummation of a merger, consolidation, or reorganization; or

•	consummation of the sale of substantially all corporate assets.

Definition of Good Reason

“Good reason,” under the CIC Severance Plan, includes:

•	any change in the NEO’s authorities, duties, or responsibilities (excluding de minimis changes);

•	any reduction in the NEO’s base salary, target STI bonus, or annual LTI awards;

•	a required relocation of more than 50 miles of the Company’s headquarters;

•	any failure by any successor to adopt and comply with the CIC severance plan; or

•	any failure to re-elect to the Board any NEO serving as a member of the Board.

Change in Control Benefits

If a NEO’s employment is terminated by the Company without cause or by the NEO for “good reason” either (1) within two years following a CIC, or (2) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit

Base Salary Severance	Lump-sum payment equal to three times the CEO’s annual base salary, and two times annual base salary for other NEOs.

Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment.

Bonus Severance	Lump-sum payment equal to three times the CEO’s target bonus, and two times target bonus for other NEOs.

Payment in Lieu of Outplacement Services	Payment for actual cost of outplacement services.

Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months for the CEO and 24 months for other NEOs while the NEO is unemployed and not eligible for other group health coverage.

Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days.

Upon termination in connection with CIC, all outstanding SARs, RSUs and PSUs held by the NEO immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the greater of target or actual performance level. NEOs who are terminated within one year following a CIC have 90 days to exercise outstanding SARs.

To receive these CIC benefits, NEOs agree to certain post-employment covenants, including non-competition of employment and non-solicitation of employees and customers.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only, and (2) assume that (a) termination was effective as of December 29, 2023, (b) the NEO did not take any vacation days in 2023, (c) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (d) in the case of retirement, the NEO is eligible for retirement, (e) in the case of CIC, the NEO terminates for “good reason” or is involuntarily terminated without cause and (f) that financial performance is tracking at target for PSU awards. The amounts shown for Long-Term Equity Accelerated Vesting reflect pro-rata vesting of unvested long-term incentive awards as a result of retirement, death, and disability. These amounts are based on the NYSE closing price of our common stock on December 29, 2023, which was $447.52. The tables do not include pension or deferred compensation benefits described above under 2023 Pension Benefits and 2023 Nonqualified Deferred Compensation.

Mr. Young did not receive any enhanced compensation or benefits in connection with his departure from the Company on June 30, 2023. Mr. Young did receive his vested benefits under the retirement plans in which he participated, including as described above under 2023 Pension Benefits and 2023 Nonqualified Deferred Compensation. He also received an STI bonus payment as disclosed in the 2023 Summary Compensation Table and retirement treatment of his equity awards shown outstanding in the Outstanding Equity Awards at 2023 Year-End Table.

Alok Maskara

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement(1)	Normal Severance	Enhanced Severance(2)	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	n/a	$268,750	$1,075,000	$268,750	$1,075,000	$0	$3,225,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,290,000

Bonus	0	n/a	0	472,476	0	472,476	0	3,870,000

Outplacement Services (or payment in lieu)	0	n/a	0	107,500	0	107,500	0	5,975

Payment in Lieu of Perquisites	0	n/a	0	107,500	0	107,500	0	0

Post-Employment Health Care Coverage	0	n/a	0	54,866	0	0	0	84,470

Long-Term Equity Accelerated Vesting	0	n/a	0	0	11,782,967	11,782,967	0	14,103,806

Unused, Accrued Vacation	103,365	n/a	103,365	103,365	103,365	103,365	103,365	103,365

TOTAL	$103,365	n/a	$372,115	$1,920,707	$12,155,082	$13,648,808	$103,365	$22,682,616

(1)	Mr. Maskara did not meet retirement eligibility requirements on December 29, 2023.

(2)

The amounts shown reflect the same severance benefits that would be provided to Mr. Maskara if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement(1)	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	n/a	$153,750	$1,230,000	$153,750	$1,230,000	$0	$1,230,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	461,250

Bonus	0	n/a	0	1,064,755	0	1,064,755	0	922,500

Outplacement Services (or payment in lieu)	0	n/a	0	61,500	0	61,500	0	5,975

Payment in Lieu of Perquisites	0	n/a	0	61,500	0	61,500	0	0

Post-Employment Health Care Coverage	0	n/a	0	50,025	0	0	0	50,025

Long-Term Equity Accelerated Vesting	0	n/a	0	0	3,209,677	3,209,677	0	4,043,407

Unused, Accrued Vacation	59,135	n/a	59,135	59,135	59,135	59,135	59,135	59,135

TOTAL	$59,135	n/a	$212,885	$2,526,915	$3,422,562	$5,686,567	$59,135	$6,772,292

(1)

Mr. Reitmeier did not meet retirement eligibility requirements on December 29, 2023. Therefore, upon his termination, he did not receive any amounts above and beyond the amounts reflected in the “Voluntary Termination” column. He will receive his vested benefits under the retirement plans in which he participated, including as described above under 2023 Pension Benefits and 2023 Nonqualified Deferred Compensation.

Joseph F. Nassab

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement(1)	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	n/a	$133,750	$1,070,000	$133,750	$1,070,000	$0	$1,070,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	401,250

Bonus	0	n/a	0	730,525	0	730,525	0	802,500

Outplacement Services (or payment in lieu)	0	n/a	0	53,500	0	53,500	0	5,975

Payment in Lieu of Perquisites	0	n/a	0	53,500	0	53,500	0	0

Post-Employment Health Care Coverage	0	n/a	0	49,279	0	0	0	49,279

Long-Term Equity Accelerated Vesting	0	n/a	0	0	2,134,605	2,134,605	0	3,160,768

Unused, Accrued Vacation	51,442	n/a	51,442	51,442	51,442	51,442	51,442	51,442

TOTAL	$51,442	n/a	$185,192	$2,008,246	$2,319,797	$4,093,572	$51,442	$5,541,214

(1)	Mr. Nassab did not meet retirement eligibility requirements on December 29, 2023.

Daniel M. Sessa

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement(1)	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	n/a	$142,500	$1,140,000	$142,500	$1,140,000	$0	$1,140,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	427,500

Bonus	0	n/a	0	1,086,684	0	1,086,684	0	855,000

Outplacement Services (or payment in lieu)	0	n/a	0	57,000	0	57,000	0	5,975

Payment in Lieu of Perquisites	0	n/a	0	57,000	0	57,000	0	0

Post-Employment Health Care Coverage	0	n/a	0	49,887	0	0	0	49,887

Long-Term Equity Accelerated Vesting	0	n/a	0	0	2,808,770	2,808,770	0	3,421,872

Unused, Accrued Vacation	54,808	n/a	54,808	54,808	54,808	54,808	54,808	54,808

TOTAL	$54,808	n/a	$197,308	$2,445,379	$3,006,078	$5,204,262	$54,808	$5,955,042

(1)	Mr. Sessa did not meet retirement eligibility requirements on December 29, 2023.

John D. Torres

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control

Base Salary	$0	$0	$137,500	$1,100,000	$137,500	$1,100,000	$0	$1,100,000

Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	412,500

Bonus	0	0	0	997,238	0	997,238	0	825,000

Outplacement Services (or payment in lieu)	0	0	0	55,000	0	55,000	0	5,975

Payment in Lieu of Perquisites	0	0	0	55,000	0	55,000	0	0

Post-Employment Health Care Coverage	0	0	0	33,148	0	0	0	33,148

Long-Term Equity Accelerated Vesting	0	2,215,224	0	0	2,751,299	2,751,299	0	3,332,627

Unused, Accrued Vacation	52,885	52,885	52,885	52,885	52,885	52,885	52,885	52,885

TOTAL	$52,885	$2,268,109	$190,385	$2,293,271	$2,941,684	$5,011,422	$52,885	$5,762,135

CEO Pay Ratio

For 2023, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of all employees of the Company other than the CEO was approximately 83 to 1. The 2023 CEO pay ratio was determined using the same median employee used to determine the 2021 and 2022 CEO pay ratio as permitted under SEC rules, because there has been no change in our employee population or employee compensation arrangements that the Company believes would significantly impact the pay ratio disclosure. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

Date Used to Identify Median Employee	October 31, 2021

Employee Pool Used to Identify Median Employee

As permitted under SEC rules, to calculate our 2023 CEO pay ratio we have used the same median employee who was used to calculate the 2021 and 2022 CEO pay ratio. Our employee population consisted of approximately 12,555 individuals on October 31, 2021. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption under applicable SEC regulations. The list of excluded countries, together with the number of employees excluded in each country, was as follows: Belgium (7); China (29); Netherlands (45); Poland (48); Portugal (23); and the United Kingdom (10). In total, we excluded 162 employees under the de minimis exemption, representing approximately 1.3% of our total employee population as of October 31, 2021. Our pay ratio includes 12,393 employees.

Compensation Used to Identify Median Employee	Total gross wages as derived from the Company’s payroll records.

Median Employee Annual Total Compensation for 2023

$60,409, which includes the value of the median employee’s health and welfare benefits and retirement benefits. We calculated the median employee’s compensation in the same manner as we calculated total compensation of the CEO in the Summary Compensation Table and then added the value of health and welfare benefits.

CEO Annual Total Compensation for 2023

$4,998,664, which is $15,001 more than the amount disclosed in the Summary Compensation Table. The increase reflects the value of health and welfare benefits which are excluded from the Summary Compensation Table under SEC rules.

Pay Ratio	83:1

As described in the CD&A, the Company moved the annual LTI Program grant date from December of each year to three trading days after the fourth quarter earnings release in the following year. As a result, no LTI compensation was granted to our CEO in 2023. If the February 2024 LTI award of $5,700,000 was made in December 2023 consistent with our historical practice, CEO annual total compensation for 2023 for purposes of this disclosure would have been approximately $10,698,664 and the CEO pay ratio would have been 177:1.

Pay Versus Performance Disclosure
Pay Versus Performance Table
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” or “CAP” and certain financial performance of the Company. You should refer to the “Compensation Discussion and Analysis” in this proxy statement for a more detailed description of how executive compensation relates to Company performance and how the Compensation and Human Resources Committee makes its decisions.

Year (a)	Summary Compensation Table (SCT) Total for PEO 1 (Todd M. Bluedorn) (b)(1)	Compensation Actually Paid (“CAP”) to PEO 1 (Todd M. Bluedorn) (c)(1)(2)	SCT Total for PEO 2 (Todd J. Teske) (b)(1)	CAP to PEO 2 (Todd J. Teske) (c)(1)(2)	SCT Total for PEO 3 (Alok Maskara) (b)(1)	CAP to PEO 3 (Alok Maskara) (c)(1)(2)	Average SCT Total for Non-PEO Named Executive Officers (d)	Average CAP to Non-PEO Named Executive Officers (e)(1)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (in $millions) (h)
									Total Shareholder Return (f)(3)	Peer Group Total Shareholder Return (g)(3)		Company Core Net Income (in $millions) (i)(4)
2023	—	—	—	—	$4,983,663	$17,440,536	$2,113,404	$4,640,007	$193.75	$166.38	$590.1	$641.8
2022	$307,131	$(14,370,215)	$593,636	$493,206	$10,097,779	$11,097,872	$2,397,526	$1,399,029	$102.22	$129.46	$497.1	$505.3
2021	$5,027,345	$14,483,856	—	—	—	—	$3,314,344	$4,935,005	$136.21	$157.26	$464.0	$464.5
2020	$14,475,348	$12,279,138	—	—	—	—	$3,535,972	$3,015,242	$113.79	$117.41	$356.3	$399.3

(1)
Todd M. Bluedorn (“PEO 1”) served as our principal executive officer (“PEO”) from January 1, 2022 to March 23, 2022, and for the full year for 2021 and 2020. Todd J. Teske (“PEO 2”) served as of PEO from March 23, 2022 through May 8, 2022. Alok Maskara (“PEO 3”) has served as our PEO from May 9, 2022 to present. For 2023, our non-PEO
NEOs were Joseph W. Reitmeier, Joseph F. Nassab, Daniel M. Sessa, John D. Torres, and Douglas L. Young. For 2022, our
non-PEO
NEOs were Joseph W. Reitmeier, Gary S. Bedard, Douglas L. Young, and Joseph F. Nassab. For 2021 and 2020, our
non-PEO
NEOs were Joseph W. Reitmeier, Douglas L. Young, Daniel M. Sessa, and John D. Torres.

(2)
For 2023, the values included in these columns for the compensation actually paid to our PEOs and the average compensation actually paid to our non-PEO
NEOs reflect the following adjustments to the values included in column (b) and column (d), respectively:

	Alok Maskara (PEO 3)	Average for Non- PEO NEOs
Summary Compensation Table Total Compensation	4,983,663	2,113,404

- aggregate change in actuarial present value of pension benefits	—	217,011

+ service cost of pension benefits	—	56,363

+ prior service cost of pension benefit	—	—

- SCT “Stock Awards” column value	—	—

- SCT “Option Awards” column value	—	—

+ year-end fair value of equity awards granted in the covered year that are outstanding and unvested as of the covered year-end	—	—

[+/-] change in fair value (from prior year-end to covered year-end) of equity awards granted in prior years that are outstanding and unvested as of the covered year-end	12,259,033	2,243,275

+ vesting date fair value of equity awards granted and vested in the covered year	—	—

[+/-] change in fair value (from prior year-end to vesting date) of equity awards granted in prior years that vested in the covered year	197,840	798,768

- fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	—	354,792

+ dollar value of dividends/earnings paid on equity awards in the covered year	—	—

Compensation Actually Paid	17,440,536	4,640,007

The fair values reflected for equity awards are calculated in a manner consistent with the methodology used to account for share-based payments in our financial statements, as described in Note 15 of the Consolidated Financial Statements for the fiscal year ended December 31, 2023, included in our Form
10-K.

(3)
For purposes of this pay versus performance disclosure, our peer group consists of the following entities for 2023, which are the same entitles included in the peer group for 2022: A. O. Smith Corporation, Acuity Brands, Inc., Dover Corporation, Flowserve Corporation, Fortune Brands Home & Security, Inc., Hubbell Inc., IDEX Corporation, Masco Corporation, Owens Corning, Pentair, Inc., Regal Rexnord Corporation, Rockwell Automation, Inc., Snap- On Incorporated, The Timken Company, and Xylem Inc. (the “Peer Group”). Total shareholder return for the peer group has been updated based on SEC guidance issued in late 2023.

(4)
Company core net income, a
non-GAAP
financial measure, is income from continuing operations, adjusted for restructuring charges, impairments on assets held for sale, gain on sale of businesses, non-core business results, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, impairments on assets held for sale, gain on sale of businesses, non-core
business results, and certain other items.

Pay Versus Performance Relationship Descriptions
The following graphical comparisons provide descriptions of the relationships between certain figures included in the Pay Versus Performance table for each of 2023, 2022, 2021, and 2020, including: (a) a comparison
between our cumulative total shareholder return and the total shareholder return of the Peer Group; and (b) comparisons between (i) the compensation actually paid to the three PEOs, and the average compensation actually paid to our non-PEO
NEOs
and (ii) each of the performance measures set forth in columns (f), (h) and (i) of the Pay Versus Performance table.

Tabular List
The following table lists the four financial performance measures that we believe represent the most important financial performance measures the Company used to link compensation actually paid to our NEOs for fiscal 2023 to our performance:

Core Net Income

Earnings Per Share

ROIC

Free Cash Flow

Equity Compensation Plan Information

We currently administer two equity compensation plans: the 2019 Equity and Incentive Compensation Plan and the 2022 Employee Stock Purchase Plan. The following table provides information as of December 31, 2023 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)

Equity compensation plans approved by security holders

• 2019 Equity and Incentive Compensation Plan(4)	438,752	$266.47(5)	1,630,300

• 2022 Employee Stock Purchase Plan	—	—	979,713

Equity compensation plans not approved by security holders	—	—	—

Total	438,752	$266.47	2,610,013

(1)	Includes the following:
•	290,541 SARs outstanding under the 2019 Equity and Incentive Compensation Plan, which, upon exercise, will be net-settled in shares of our common stock;
•	80,205 shares of our common stock to be issued upon the vesting of RSUs outstanding under the 2019 Equity and Incentive Compensation Plan; and
•

68,006 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of PSUs outstanding under the 2019 Equity and Incentive Compensation Plan.

The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding PSUs and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum
Shares to be Issued Pursuant to Outstanding PSUs	—	34,003	68,006	136,012
Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	2,678,019	2,644,016	2,610,013	2,542,007

(2)	Excludes PSU and RSU awards because those awards do not have an exercise price.

(3)

With respect to outstanding PSUs, the number shown assumes we meet target performance goals for the applicable three-year performance period, and includes 1,630,300 shares of common stock available for issuance in the form of options, stock appreciation rights, restricted stock, RSUs, other stock-based awards and cash awards under the 2019 Equity and Incentive Compensation Plan, and 979,713 shares of common stock available for issuance under the 2022 Employee Stock Purchase Plan.

(4)

Also includes SARs outstanding under the 2010 Incentive Plan; the 2010 Incentive Plan was replaced by the 2019 Equity and Incentive Compensation Plan and no new awards will be made under the 2010 Incentive Plan.

(5)	In total, the weighted-average term for all outstanding SARs is 4.11 years.

Certain Relationships and Related Party Transactions

All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (1) the total amount involved will or may be expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director, or nominee for election as a director, a stockholder owning more than 5% of the Company’s voting securities, or an immediate family member sharing the household of any of these persons.

Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them are not related party transactions under the terms of the Related Party Transaction Policy. These include (1) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that Company’s total annual revenue, (2) transactions involving competitive bids, (3) regulated transactions, and (4) certain routine banking services.

Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2023 that require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries during 2023 or at any other time, and no member had any relationship with the Company requiring disclosure under “Certain Relationships and Related Party Transactions” above. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

Beneficial Ownership of Common Stock

The following table provides information regarding the beneficial ownership of our common stock as of March 15, 2024 by (1) each person known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our named executive officers, and (4) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested SARs, receiving earned performance shares or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Form 4).

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 35,596,981 shares of common stock outstanding as of March 15, 2024. Number of shares held by beneficial owners of more than 5% of our common stock and percentage ownership are as of the date of the applicable SEC filing made by those owners (unless otherwise noted).

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)

5% Stockholders

BlackRock, Inc.(1)	3,759,477	0	3,759,477	10.6%

The Vanguard Group(2)	3,203,323	0	3,203,323	9.0%

Directors and Named Executive Officers

Sherry L. Buck	1,390	0	1,390	*

Janet K. Cooper(3)	17,189	0	17,189	*

Alok Maskara	1,695	5,015(6)	6,710	*

Joseph S. Nassab	3,880	7,711(6)	11,591	*

John W. Norris, III(4)	3,491,925	0	3,491,925	9.8%

Karen H. Quintos	8,551	0	8,551	*

Joseph W. Reitmeier	23,760	0	23,760	*

Daniel M. Sessa	37,676	23,561(6)	61,237	*

Sivasankaran Somasundaram	0	0	0	*

Gregory T. Swienton	12,653	0	12,653	*

Todd J. Teske	9,108	0	9,108	*

John D. Torres	7,306	6,476(6)	13,782	*

Shane D. Wall(5)	1,407	0	1,407	*

Douglas L. Young	9,336	3,851(6)	13,187	*

All current directors and executive officers as a group (16 persons)	3,632,797	75,838	3,708,635	10.4%

* Less than 1% of outstanding common stock

(1)

As reported by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 24, 2024. BlackRock, Inc. reported sole voting power with respect to 3,578,950 shares and sole dispositive power with respect to 3,759,477 shares.

(2)

As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 13, 2024. The Vanguard Group reported shared voting power with respect to 17,595 shares, sole dispositive power with respect to 3,159,638 shares and shared dispositive power with respect to 43,685 shares.

(3)	Includes 9,820 shares held by the Janet K. Cooper 2012 Trust.

(4)

Includes (a) 28,372 shares held by the L.C. Norris Revocable Trust, 28,372 shares held by the W.H. Norris Revocable Trust, and 28,372 shares held by the B.W. Norris Revocable Trust, for each of which Mr. Norris is a co-trustee; (b) 1,685 shares held by the Norris-Newman Minors Trust, for which Mr. Norris is the trustee; (c) 321,750 shares held by the John W. Norris Trust A, for which Mr. Norris is the co-trustee; (d) 5,636 shares held by his spouse, Catherine Houlihan; (e) 214,758 shares held by the Norris Living Trust, for which Mr. Norris is the co-trustee; (f) 2,545,105 shares directly owned by the Norris Family Limited Partnership, for which Mr. Norris is the President of its general partner, JW Norris, Inc., and (g) 96,000 shares held by the Cabin Foundation, for which Mr. Norris is the President.

(5)	Includes 966 shares held by the Wall Family Trust.

(6)	Consists of vested SARs.

Other Information

Attending and Voting at the Annual Meeting of Stockholders

Quorum Requirement

A quorum is required to transact business at the Annual Meeting. To achieve a quorum, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the determination of a quorum.

As of March 25, 2024, the record date for the Annual Meeting, 35,622,124 shares of our common stock were outstanding. Abstentions and “broker non-votes” (as explained below) will be counted for purposes of establishing a quorum. Each share of our common stock outstanding on the record date is entitled to one vote on each of the director nominees and one vote on each other matter.

If a quorum is not present at the Annual Meeting, we expect the Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote and present in person or by proxy at the Annual Meeting may adjourn the Annual Meeting.

Vote Requirement for Each Proposal

The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Broker Discretionary Votes Allowed?	Effect of Broker Non-Votes*
Proposal 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each nominee	Majority of votes cast, meaning a nominee will be elected if the votes cast FOR such nominee exceed the votes cast AGAINST such nominee	No effect	No	No effect
Proposal 2 Advisory Proposal on 2023 Executive Compensation	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST or ABSTAINING	Counted as a vote. Same effect as votes against	No	No effect
Proposal 3 Ratification of KPMG LLP as Independent Registered Public Accounting Firm for 2024	FOR, AGAINST, or ABSTAIN	Approval requires the number of FOR votes cast to exceed the number of shares voted AGAINST or ABSTAINING	Counted as a vote. Same effect as votes against	Yes	Brokers’ votes will count

*If you are a beneficial holder and do not provide specific voting instructions to your bank, broker, nominee, or other holder of record that holds your shares, such holder of record will not be authorized to vote your shares, which would result in a “broker non-vote” on each proposal other than Proposal 3, the ratification of KPMG LLP as our independent registered public accounting firm.

We encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified.

Voting Procedures

Registered holders may vote online during the Annual Meeting, by the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from a bank, broker, nominee, or other holder of record that you must follow in order for your shares to be voted. If you have not received voting instructions from your bank, broker, nominee, or other holder of record, please contact them as soon as possible. We urge you to vote promptly and in advance of the Annual Meeting.

A representative of Mediant Communication will tabulate the votes and act as inspector of election at the Annual Meeting.

Changing Your Vote

You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the Annual Meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than a proxy you previously submitted;

•	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 15, 2024; or

•	attending the Annual Meeting and voting online.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting.

For beneficial owners, please follow the instructions provided by your broker or bank.

Other Business

We are not aware of any other business to be acted upon at the Annual Meeting other than the Proposals described in this Proxy Statement. However, if you have voted by proxy and other matters are properly presented at the Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation.

Adjournment of the Annual Meeting

In the event of a technical malfunction or situation that makes it advisable to adjourn the Annual Meeting, the chair will convene the meeting at 10:30 a.m., CDT, on May 16, 2024 at the Company’s principal business address solely for the purpose of adjourning the meeting to reconvene at a date, time and location announced by the meeting chair. If this happens, more information will be provided at www.investor.lennox.com.

Proxy Materials and Solicitation

Notice and Access

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 3, 2024, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement for our 2024 Annual Meeting of Stockholders and 2023 Annual Report on Form 10-K to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,500 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same full name and address and will receive only one copy of our proxy materials or Notice of Internet Availability of Proxy Materials, as applicable. This procedure helps reduce our printing costs and postage fees. Stockholders who participate in householding and receive a full set of proxy materials will continue to receive separate Proxy Cards.

Please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, investor@lennox.com if you now receive (1) multiple copies of our proxy materials or Notice of Internet Availability of Proxy Materials and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or Notice of Internet Availability of Proxy Materials and wish to receive separate copies of these materials in the future. If you participate in householding and wish to receive a separate copy of these documents for the 2024 Annual Meeting, please notify our Investor Relations department as indicated above and we will promptly send you a separate copy.

Form 10-K

If you are entitled to vote at the Annual Meeting, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations, investor@lennox.com.

Stockholder Proposals for the 2025 Annual Meeting of Stockholders

Proposals for Inclusion in the 2025 Proxy Statement

If you wish to submit a proposal for possible inclusion in our 2025 proxy statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 4, 2024. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. We suggest that all such proposals be sent by certified mail, return receipt requested.

Proposals Not for Inclusion in the 2025 Proxy Statement But to be Offered at the 2025 Annual Meeting

If you wish to introduce a proposal at the 2025 Annual Meeting of Stockholders but do not submit your proposal for inclusion in our proxy statement to be filed in 2025, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (1) you are a stockholder of record of Company stock entitled to vote at the annual meeting and (2) you intend to personally present your proposal at the annual meeting. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2025 Annual Meeting of Stockholders. If we give less than 70 days’ notice of the date of the 2025 Annual Meeting of Stockholders, we must receive your notice within 10 days following the date on which notice of the date of the 2025 Annual Meeting of Stockholders was mailed or such public disclosure was made to our stockholders.

Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal, and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

Cautionary Statement Regarding Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act that are based on information currently available to management as well as management’s assumptions and beliefs as of the date hereof. All statements, other than statements of historical fact, included in this Proxy Statement constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate,” “expect,” and similar expressions. Statements that are not historical should also be considered forward-looking statements. Such statements reflect our current views with respect to future events. Readers are cautioned not to place undue reliance on these forward-looking statements. We believe these statements are based on reasonable assumptions; however, such statements are inherently subject to risks and uncertainties, including but not limited to the inability to execute on strategies related to environmental- and social-related goals and targets (including due to delays in scientific and technological developments), as well as the other specific uncertainties discussed in the risk factors set forth in Item 1A. Risk Factors of our Annual Report on Form 10-K. These risks and uncertainties may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events, or otherwise unless required by law.

The following are some of the factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements:

●	competition in the heating, ventilation, air conditioning and refrigeration business;

●	our ability to successfully develop and market new products or execute our business strategy, including the implementation of price increases for products and services;

●	our ability to meet and anticipate customer demands;

●	our ability to continue to license or enforce our intellectual property rights;

●	our ability to attract, motivate, develop, and retain our employees, as well as labor relations problems;

●	a decline in new construction activity and related demand for our products and services;

●	the impact of weather on our business;

●	the impact of higher raw material prices and significant supply interruptions;

●	changes in environmental and climate-related legislation or government regulations or policies;

●	changes in tax legislation;

●	the impact of new or increased trade tariffs;

●	warranty, intellectual property infringement, product liability and other claims;

●	litigation risks;

●	general economic conditions in the United States and abroad;

●	extraordinary events beyond our controls, such as conflicts, wars, natural disasters, public health crises, or terrorist acts;

●	foreign currency fluctuations and changes in local government regulation associated with our international operations;

●	cyber attacks and other disruptions or misuse of information systems;

●	our ability to successfully realize, complete and integrate acquisitions; and

●	impairment of the value of our goodwill.

Appendix A – GAAP Reconciliation

Reconciliation to U.S. GAAP (Generally Accepted Accounting Principles) Measures

(Unaudited)

To supplement the Company’s consolidated financial statements which are presented in accordance with U.S. GAAP, additional non-GAAP financial measures are provided and reconciled in the following tables. In addition to these non-GAAP measures, the Company also provides rates of revenue change at constant currency on a consolidated and segment basis if different than the reported measures. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that these non-GAAP financial measures enhance the ability of investors to analyze the Company’s business trends and operating performance.

Core Revenue and Adjusted Segment Profit (dollars in millions)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Net Sales
Home Comfort Solutions	$ 3,223	$ 3,198
Building Climate Solutions	1,511	1,286
Corporate and other (1)	248	234

Net sales, a GAAP measure	$ 4,982	$ 4,718
Net sales from non-core businesses (1)	248	234

Core Net Sales, a non-GAAP measure	$ 4,734	$ 4,485

Segment Profit
Home Comfort Solutions	$ 610	$ 597
Building Climate Solutions	341	163
Corporate and other (1)	(94)	(94)

Segment profit, a GAAP measure	$ 857	$ 666
Profit (loss) from non-core businesses (1)	8	(3)

Adjusted Segment Profit, a non-GAAP measure	$ 850	$ 669
Profit (loss) from non-core businesses (1)	8	(3)
Impairments on assets held for sale	63	—
Gain on sale of businesses	(14)	—
Items in Losses (gains) and other expenses, net which are excluded from segment profit (2)	15	8
Restructuring charges	3	2

Operating Income, a GAAP measure	$ 790	$ 656

Appendix A-1

(1)	Net sales and segment profit from our European portfolio are included in the Corporate and other segment and are considered non-core.

(2)	Recorded in Losses (gains) and other expenses, net in the Consolidated Statement of Operations.

Company core net income, a non-GAAP financial measure, is income from continuing operations, adjusted for restructuring charges, impairments on assets held for sale, gain on sale of businesses, non-core business results, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items.

Segment profit, a non-GAAP financial measure, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for restructuring charges, impairments on assets held for sale, gain on sale of businesses, non-core business results, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts and certain other items. An individual segment’s profit should not be used as a substitute for the Company’s segment profit and may not be comparable to similarly titled measures reported by other companies.

Company Free Cash Flow (dollars in millions)

	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
Net Cash Provided by Operating Activities, a GAAP measure	$ 736.2	$ 302.3
Purchases of property, plant, and equipment	(250.2)	(101.1)
Proceeds from the disposal of property, plant, and equipment	2.1	1.6

Free Cash Flow, a non-GAAP measure	$ 488.1	$ 202.8

Company free cash flow, a non-GAAP financial measure, is net cash provided by operating activities less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment.

Home Comfort Solutions Segment Controllable Cash Flow (dollars in millions)

For the Year Ended December 31, 2023
Segment Profit - Home Comfort Solutions	$ 610.2
Change in accounts receivable	(1.8)
Change in inventory	23.9
Change in accounts payable	(42.3)
Capital expenditures	(59.1)

Company Controllable Cash Flow – Home Comfort Solutions	$ 530.9

Appendix A-2

Building Climate Solutions Segment Controllable Cash Flow (dollars in millions)

For the Year Ended December 31, 2023
Segment Profit – Building Climate Solutions	$ 340.8
Change in accounts receivable	(31.6)
Change in inventory	(15.2)
Change in accounts payable	26.1
Capital expenditures	(119.6)

Company Controllable Cash Flow - Building Climate Solutions	$ 200.5

Segment controllable cash flow, a non-GAAP financial measure is segment profit, defined above, less purchases of property, plant, and equipment plus proceeds from disposal of property, plant, and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Net Income and Adjusted Diluted EPS

	For the Year Ended December 31, 2023
	After Tax Amount	Per Diluted Share
Net Income, a GAAP measure	$ 590.1	$ 16.54
Restructuring charges	2.4	0.07
Pension settlements	0.3	0.01
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss) (a)	11.1	0.31
Excess tax benefits from share-based compensation (b)	(5.2)	(0.15)
Impairments on assets held for sale	62.0	1.74
Gain on sale of businesses	(11.1)	(0.31)
Other tax items, net (b)	(3.7)	(0.10)
Non-core business results (c)	(5.4)	(0.15)

Adjusted net income, a non-GAAP measure	$ 640.5	$ 17.96

	For the Year Ended December 31, 2022
	After Tax Amount	Per Diluted Share
Net Income, a GAAP measure	$ 497.1	$ 13.88
Restructuring charges	1.2	0.03
Pension settlements	(0.1)	—
Items in Losses (gains) and other expenses, net which are excluded from segment profit (loss) (a)	6.6	0.19
Excess tax benefits from share-based compensation (b)	(0.6)	(0.02)
Other tax items, net (b)	(0.5)	(0.01)
Non-core business results (c)	4.3	0,11

Adjusted net income, a non-GAAP measure	$ 508.0	$ 14.18

(a)	Recorded in Losses (gains) and other expenses, net in the Consolidated Statements of Operations.
(b)	Recorded in Provision for income taxes in the Consolidated Statements of Operations.
(c)	Non-core business results represent activity related to our business operations in Europe not included elsewhere in the reconciliations.

Appendix A-3

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Lennox International Inc.
Annual Meeting of Stockholders For Stockholders of record as of March 25, 2024

DATE:	Thursday, May 16, 2024
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Annual Meeting of Stockholders

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	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
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